AGREEMENT AND PLAN OF MERGER

by and among

ALLIQUA, INC.,

ALQA MERGER SUB, INC.,

CHOICE THERAPEUTICS, INC.

and

E. James Hutchens,

as the Stockholder Representative

Dated as of May 5, 2014

i

ii

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INDEX OF EXHIBITS

Exhibit	Description
Annex I	Creditor Payments
Exhibit A	Surviving Charter
Exhibit B	Surviving By-laws
Exhibit C	Accounting Principles
Exhibit D	Form of Letter of Transmittal
Exhibit E	Form of Employment Agreement with Milan Robbins
Exhibit F	Form of Employment Agreement with Nick Bonacorse
Exhibit G	Form of Transition Services Agreement
Exhibit H	Form of Noncompetition Agreement
Exhibit I	Form of Accredited Investor Certificate

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 5, 2014, by and among Alliqua, Inc., a Florida corporation (“Parent”), ALQA Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Choice Therapeutics, Inc., a Delaware corporation (the “Company”), and E. James Hutchens, as the representative of the Company Stockholders (the “Stockholder Representative”).

RECITALS

WHEREAS, the Board of Directors of Parent has unanimously (i) determined that it is advisable and in the best interests of Parent and its shareholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein, and (ii) adopted this Agreement and approved (A) the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth herein (the “Merger”), and (B) the other transactions contemplated by this Agreement (such transactions, together with the Merger, the “Transactions”);

WHEREAS, the Board of Directors of Merger Sub has unanimously (i) determined that it is advisable and in the best interests of Merger Sub for Merger Sub to merge with and into the Company upon the terms and subject to the conditions set forth herein, and (ii) approved this Agreement and the Transactions;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that it is advisable and in the best interests of the Company and the Company Stockholders for Merger Sub to merge with and into the Company upon the terms and subject to the conditions set forth herein, (ii) approved this Agreement and the Transactions, (iii) submitted this Agreement to the Company Stockholders for adoption, and (iv) recommended to the Company Stockholders that they adopt this Agreement;

WHEREAS, as an inducement and condition to Parent’s willingness to enter into this Agreement, prior to the execution of this Agreement, the Company has obtained the irrevocable adoption of this Agreement under the Delaware General Corporation Law (the “DGCL”) and the Company’s Certificate of Incorporation pursuant to the Company Stockholder Approvals.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

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ARTICLE I

DEFINITIONS

Section 1.1           Defined Terms.

(a)          For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Accounts Receivable Amount” shall mean the: (i) Company’s accounts receivables minus (ii) the Crestmark Receivable Amount, each as set forth on the Estimated Balance Sheet or the Final Balance Sheet, as applicable.

“Accounts Receivable Payment” shall mean: (i) if the Estimated Accounts Receivable Amount is greater than the Final Accounts Receivable Amount, (a) the Estimated Accounts Receivable Amount plus (b) the difference between the Estimated Accounts Receivable Amount and the Final Accounts Receivable Amount or (ii) if the Estimated Accounts Receivable Amount is less than the Final Accounts Receivable Amount, (a) the Estimated Accounts Receivable Amount minus (b) the difference between the Final Accounts Receivable Amount and the Estimated Accounts Receivable Amount.

“Acquisition Expenses” shall mean: (i) any fees and expenses incurred by the Company, whether on its own behalf or on the behalf of the Company Stockholders, in connection with (x) the negotiation, execution and delivery of this Agreement and the other Transaction Documents, and (y) the consummation of the Transactions (including all legal, accounting and investment banking fees and expenses, whether payable in connection with the Closing or otherwise); (ii) any payments payable by the Company to any director, officer or employee of, or consultant or independent contractor to, the Company in connection with the Transactions, including any transaction, sale, change-of-control or “stay-put” bonuses (including all employer Taxes incurred in connection with all payments thereunder, other than with respect to the Closing Cash Payment and the Closing Share Payment) whether payable in connection with the Closing or otherwise, other than any Merger Consideration payable to such Person in his or her capacity as a Company Stockholder; and (iii) any financing termination fees or other amounts payable by the Company to the lenders under any Contract evidencing Indebtedness in connection with the Transactions.

“Action” shall mean any action, litigation, claim, demand, dispute, complaint, suit, proceeding, audit, arbitration, mediation or investigation by or before any Governmental Authority.

“Adjusted Closing Share Payment” shall mean that number of Parent Shares equal to the Closing Share Payment less the Purchase Price Adjustments.

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

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“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in New York, New York are authorized or obligated by law or executive order to close.

“Closing Date Indebtedness” shall mean the Indebtedness of the Company outstanding as of immediately prior to the Closing.

“Closing Merger Consideration” shall mean an amount equal to (i) $4,000,000 minus (ii) the Creditor Payments plus (iii) the Estimated Net Asset Value.

“Closing Cash Payment” shall mean an amount equal to (i) $2,000,000 minus (ii) the Creditor Payments plus (iii) fifty percent (50%) of the Estimated Net Asset Value.

“Closing Share Payment” shall mean that number of Parent Shares equal to (i)  (A) the Closing Merger Consideration, minus (B) the Closing Cash Payment, divided by (ii) the Parent Share Closing Price.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” shall mean the Internal Revenue Code of 1986.

“Company Common Stock” shall mean the common stock of the Company, par value $0.0001 per share.

“Company Common Stockholders” shall mean the holders of Company Common Stock, as of immediately prior to the Effective Time, taken together.

“Company Cash Assets” shall mean cash, cash equivalents, deposits and prepaid expenses, as set forth on the Company Estimated Balance Sheet or the Final Closing Balance Sheet, as applicable.

“Company Estimated Balance Sheet” shall mean the estimated balance sheet of the Company (prepared in accordance with GAAP and, to the extent consistent with GAAP, the Accounting Principles) as of the Effective Time delivered by the Company to Parent at Closing, which shall include assumptions of the Company’s cash on hand, accounts payable outstanding, accounts receivable outstanding and usable inventory, all as of the Net Asset Value Calculation Time.

“Company Intellectual Property” shall mean the Owned Intellectual Property and the Licensed Intellectual Property.

“Company IP Agreements” shall mean any licenses of Intellectual Property (i) from the Company to any third party, excluding licenses to customers and end users granted in the ordinary course of business, and (ii) to the Company from any third Person.

“Company Material Adverse Effect” shall mean any event, change, development, or effect that has had or is reasonably likely to have, either individually or in the aggregate, a material adverse effect on the assets, liabilities, business, condition or results of operations of the Company, taken as a whole.

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“Company Options” shall mean unexercised options to purchase Company Common Stock outstanding prior to the Effective Time.

“Company Plan” shall mean any pension, profit-sharing, savings, retirement, employment, consulting, severance, termination, incentive compensation, deferred compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life insurance, Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe benefit plan, program, policy, practice, agreement or arrangement, including each “employee benefit plan” within the meaning of ERISA, but excluding “multiemployer plans” (within the meaning of Section 3(37) of ERISA), in any case (i) under which any current or former director, officer or employee of, or consultant or independent contractor to, the Company has any present or future right to benefits and that is maintained, sponsored or contributed to by the Company or (ii) with respect to which the Company has any material liability.

“Company Preferred Stock” shall mean the Series A Convertible Preferred Stock, par value $0.0001 per share, Series B Convertible Preferred Stock, par value $0.0001 per share, and Series C Convertible Preferred Stock, par value $0.0001 per share.

“Company Preferred Stockholders” shall mean the holders of Company Preferred Stock, as of immediately prior to the Effective Time, taken together.

“Company Stock” shall mean the Company Common Stock and the Company Preferred Stock, taken together.

“Company Stockholder Approvals” shall mean the affirmative vote, whether at a stockholders meeting or by written consent, of the (i) holders of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class and on an as-converted to Company Common Stock basis, with each such holder being entitled to one vote per share of Company Common Stock, holding at least a majority of the votes which could be cast by the holders of all outstanding shares of Company Stock, and (ii) Company Common Stockholders holding at least a majority of the outstanding shares of Company Common Stock, in favor of the adoption of this Agreement and the consummation of the Transactions.

“Company Stockholders” shall mean the Company Common Stockholders and the Company Preferred Stockholders, in each case as of immediately prior to the Effective Time, taken together.

“Contract” shall mean any written or oral contract, agreement, indenture, note, bond, lease, sublease, mortgage, license, sublicense, undertaking or other binding obligation.

“Crestmark Receivable Amount” shall mean the amount that is required to pay off that certain Loan between the Company, as Borrower, and Crestmark Bank, as Lender, dated as of January 30, 3012 (as evidenced by that certain payoff letter by and between the Company and Crestmark Bank).

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“Damages” shall mean any damages, losses, liabilities, fines, fees, costs, claims, interest, awards, judgments, penalties and expenses, including reasonable legal fees, costs and expenses related thereto.

“Enforceability Exceptions” shall mean (i) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and (ii) any legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or under applicable legal codes).

“Environmental Laws” shall mean any Laws relating to pollution or to the protection of the environment, or, as such relates to exposure to or the handling of Hazardous Substances, safety and health.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“FDA” shall mean the United States Food and Drug Administration.

“Food and Drug Act” shall mean the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.).

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authority” shall mean: (i) any federal, state, provincial, local, foreign or international government authority or regulatory authority or Notified Body; (ii) any governmental commission, department, board, bureau, agency or instrumentality; (iii) any court, tribunal, arbitrator or arbitral body (public or private); or (iv) any political subdivision of any of the foregoing.

“Hazardous Substance” shall mean any substance, waste, liquid or gaseous or solid matter which is or is deemed to be radioactive, hazardous, hazardous waste, solid or liquid waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination, including any petroleum or petroleum byproduct, asbestos or toxic mold, in each case regulated by, or with respect to which liability can be imposed pursuant to, any Environmental Laws.

“Health Care Laws” shall mean, collectively, the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the exclusion Laws (42 U.S.C. § 1320a-7), the Food and Drug Act, the Social Security Act, Laws that require the disclosure of payments to health care professionals, Laws relating to confidentiality of patient identifiable information, and the regulations promulgated or the agreements executed pursuant to such Laws (or any analogous or similar provisions under foreign Law).

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“Indebtedness” shall mean, with respect to the Company, without duplication: (i) any indebtedness for borrowed money, whether current, short-term or long-term, secured or unsecured; (ii) any obligations evidenced by bonds, notes, debentures, letters of credit or similar instruments; (iii) any obligations under conditional sale, title retention or similar agreements or agreements creating an obligation with respect to the deferred purchase price of property, securities or other assets (including “earn-out” payments); (iv) any capital lease obligations (other than capital lease obligations in respect of office equipment); (v) any net obligations in respect of interest rate and currency swaps, collars, caps, hedges or similar arrangements; (vi) any accrued interest, premiums, penalties and other obligations relating to the foregoing payable in connection with the repayment thereof on or prior to the Closing Date; and (vii) any obligations to guarantee any of the foregoing types of obligations on behalf of any Person other than the Company.

“Indemnity Period” shall mean the period from the Closing Date through the later of (i) the date that is six (6) months from the Closing Date, or (ii) the final resolution of any Pending Claims.

“Intellectual Property” shall mean, on a worldwide basis: (i) inventions, developments, discoveries, concepts and ideas (whether or not patentable or reduced to practice), and all patents and patent applications, including divisions, continuations and continuations-in-part, and any renewals, revivals, extensions, reexaminations and reissues thereof, and any industrial designs or design patents; (ii) trademarks, service marks, certification marks, collective marks, trade dress, trade names, Internet domain names and related programming and content, taglines, brand names, logos and corporate names, product configurations, all applications and registrations for the foregoing, as well as all goodwill associated therewith and symbolized thereby, including all extensions, modifications, and renewals of the same; (iii) copyrights, including copyrights in computer software and registrations and applications therefor (whether or not published), and all renewals, extensions, restorations and reversions thereof, and all moral and visual rights in any of the foregoing, and mask works; (iv) all computer software, data, and documentation related thereto including passwords; (v) all trade secrets under applicable Law, including confidential and proprietary information, know-how, research and development, formulae, compositions, manufacturing and production processes and techniques, technical data, designs, schematics, business methods, drawings, prototypes, models, customer lists and suppliers lists, financial and business data, pricing and cost information, customer and supplier lists, and marketing plans, in each case with respect to this item (v), that would reasonably be understood to be confidential in nature (“Trade Secrets”); (vi) all other intellectual property rights; (vii) all copies and tangible embodiments thereof (in whatever form or medium), in each case including without limitation the items set forth in Schedule 1.1; and (viii) all income, royalties, damages and payments related to any of the foregoing (including damages and payments for past, present or future infringements, misappropriations or other conflicts with any intellectual property), and the right to sue and recover for past, present or future infringements, misappropriations or other conflict with any of the foregoing.

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“Inventory” shall mean the value of the inventory of the Company as set forth on the Company Estimated Balance Sheet or the Final Closing Balance Sheet, as applicable.

“Inventory Adjustment” shall mean an amount calculated as follows:

(a)          if the Inventory is greater than $580,000, then the “Inventory Adjustment” shall equal the Inventory minus $580,000;

(b)          if the Inventory is less than $300,000, then the “Inventory Adjustment” shall equal the Inventory minus $300,000; and

(c)          If the Inventory is between $300,000 and $580,000 (inclusive of such numbers), the “Inventory Adjustment” shall be zero.

“IRS” shall mean the Internal Revenue Service.

“Knowledge of the Company” shall mean that one or more of the officers of the Company, (i) has actual knowledge of the fact or other matter at issue or (ii) should have had actual knowledge of such fact or other matter assuming reasonable inquiry of such individual’s direct reports, including the Company’s external counsel who has knowledge of the fact or other matter, through the diligent exercise of such individual’s duties as an officer or employee of the Company.

“Laws” shall mean any law, statute, ordinance, code, regulation, rule or other requirement issued or promulgated by any Governmental Authority, including common law.

“Leased Real Property” shall mean any Real Property (i) used by the Company and (ii) which is leased, subleased or licensed to the Company.

“Licensed Intellectual Property” shall mean any Intellectual Property that the Company is licensed to use pursuant to the Company IP Agreements.

“Liens” shall mean any lien, mortgage, deed of trust, hypothecation, pledge, security interest, easement, lease, adverse claim, license, charge, option, encumbrance, title defect or other similar restriction or limitation.

“Merger Consideration” shall mean, collectively, (i) the Closing Cash Payment; (ii) the Adjusted Closing Share Payment, (iii) the Accounts Receivable Payment and (iv) the Earnout Payments, if any.

“NASDAQ” shall mean The NASDAQ Stock Market LLC.

“Net Asset Value” shall mean (i) the Company Cash Assets (ii) plus or minus (as applicable) (ii) the Inventory Adjustment.

“Net Asset Value Adjustment” shall mean the difference between the Estimated Net Asset Value and the Final Net Asset Value.

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“Net Asset Value Calculation Time” shall mean the close of business on the Closing Date.

“Notified Body” shall mean an entity licensed, authorized, or approved by the applicable Governmental Authority to assess and certify the conformity of a medical device with the requirements of EU Directive 93/42/EEC concerning medical devices and/or EU Directive 90/385/EEC on the approximation of the Laws of the Member States of the European Union relating to active implantable medical devices, and applicable harmonized standards.

“Off-the-Shelf Software Licenses” shall mean any licenses for software that is generally commercially available on a non-exclusive basis on generally standard terms and conditions.

“Order” shall mean any order, decision, judgment, writ, injunction, directive, stipulation, consent, decree, award or other similar determination of any Governmental Authority.

“Original Issue Price” shall mean (a) with respect to the Company’s Series A Preferred Stock, $2.00 per share, (b) with respect to the Company’s Series B Preferred Stock, $2.00 per share, and (c) with respect to the Company’s Series C Preferred Stock, $1.00 per share

“Owned Intellectual Property” shall mean any Intellectual Property that is owned by the Company as of the Closing Date.

“Parent Material Adverse Effect” shall mean any event, change, development, or effect that has had or is reasonably likely to have, either individually or in the aggregate, a material adverse effect on the assets, liabilities, business, condition or results of operations of Parent and its Subsidiaries, taken as a whole.

“Parent Share Closing Price” shall mean the volume weighted average of the per share prices of Parent Shares on the NASDAQ during the fifteen (15) consecutive trading days ending on (and including) the second-to-last trading day that precedes (but does not occur on) either the Closing Date or the Earnout Payment Date, as applicable.

“Parent Shares” shall mean shares of common stock of Parent, par value $0.001 per share.

“Permits” shall mean any permit, license, franchise, approval, clearance, variance, exemption, certification, order or authorization of any Governmental Authority or Notified Body.

“Permitted Liens” shall mean (i) Liens relating to purchase money security interests entered into in the ordinary course of business; (ii) mechanics’, materialmens’, workmens’, repairmens’, warehousemens’, landlords’, carriers’ and other similar Liens (including Liens created by operation of Law) incurred in the ordinary course of business; (iii) easements, restrictive covenants, rights of way and other similar restrictions of record; (iv) Liens for Taxes (A) not yet due and payable or (B) due but not delinquent or which are being contested in good faith and for which adequate reserves have been made in accordance with GAAP; (v) Liens in respect of pledges or deposits under workers’ compensation Laws or similar legislation, unemployment insurance or other types of social security or to secure government contracts and similar obligations; and (vi) in the case of the Leased Real Property, lessor and similar Liens and the terms and conditions of the applicable Real Property Lease.

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“Person” shall mean any individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or Governmental Authority.

“Pre-Closing Tax Period” shall mean any taxable period (or portion thereof) ending on or before the Closing Date.

“Preferred Stock Agreements” means (a) that certain Third Amended and Restated Stockholders Agreement, dated May 12, 2011, by and among the Company and the Company Stockholders and (b) that certain Third Amended and Restated Registration Rights Agreement, dated as of 2011, by and among the Company and Series A Investors (as defined therein), Series B Investors (as defined therein), Series C Investors (as defined therein), Additional Preferred Investors (as defined therein) and Carolina Silver, LLC.

“Preferred Stock Closing Merger Consideration” means an amount equal to the lesser of (a) the Total Preferred Liquidation Value and (b) the Closing Merger Consideration.

“Preferred Stock Per-Share Closing Consideration Amount” shall mean, with respect to each share of Preferred Stock, an amount equal to the product of (a) the sum of the Original Issue Price and any accrued but unpaid dividends on such share of Preferred Stock (which dividends shall be calculated in accordance with the Company Organizational Documents), and (b) the quotient obtained by dividing the Preferred Stock Closing Merger Consideration by the Total Preferred Liquidation Value. A portion of the Preferred Stock Per Share Closing Consideration Amount will be paid in cash up to the Closing Cash Payment (to be allocated on a pro rata basis) and the remainder of the Preferred Stock Per Share Closing Consideration Amount will be paid in Parent Shares as the Closing Share Payment.

“Product” shall mean any product that the Company has manufactured, distributed, marketed or sold, or is manufacturing, distributing, marketing or selling and any products currently under preclinical or clinical development by the Company.

“Proposed Clinical Investigation” shall mean any clinical investigation in respect of which the Company has an outstanding application to initiate a clinical trial, but is awaiting a regulatory decision.

“Real Property” shall mean any lands, buildings, structures and other improvements, together with (i) all fixtures attached or appurtenant to the foregoing; and (ii) all rights, easements, covenants, hereditaments and appurtenances that benefit or pertain to the foregoing.

“Real Property Leases” shall mean any leases, subleases or licenses (including any amendments, renewals, guarantees and any other agreements relating thereto) relating to Real Property under which the Company is a tenant or subtenant.

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“Regulatory Approval” shall mean with respect to a country or jurisdiction, any and all approvals, licenses, registrations or authorizations of any Governmental Authority necessary to commercially distribute, sell or market a Product in such country or jurisdiction, including, where applicable, (i) pre- and post-approval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto), (ii) labeling approval and (iii) technical, medical and scientific licenses, in each case necessary for commercial distribution, sale or marketing of a Product in such country or jurisdiction.

“Sales” shall mean, with respect to the sale of the Products or the licensing or sublicensing of the Owned Intellectual Property for any period of determination, the net sales revenue and net licensing or sublicensing revenue received by Parent, the Surviving Corporation or any other Subsidiary of Parent, measured on a GAAP basis consistent with the methodology used by Parent to report net sales revenue or net licensing or sublicensing revenue (as applicable) in Parent SEC filings.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933.

“Stockholder Representative Compensation” shall mean that number of Parent Shares equal to the quotient obtained by dividing (i) Fifty Thousand Dollars by (ii) the Parent Share Closing Price.

“Tax” shall mean (i) any federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto), including (A) taxes imposed on, or measured by, income, franchise, profits or gross receipts, (B) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and (C) customs duties, and (ii) any liability for amounts described in clause (i) as a result of having been a member of any consolidated, combined, affiliated or unitary group, as a transferee or successor or pursuant to any contractual agreement.

“Tax Returns” shall mean any reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Term Sheet” shall mean that certain non-binding term sheet between the Company and Parent, executed on March 11, 2014.

“Total Preferred Liquidation Value” means the sum of (a) all accrued but unpaid dividends on all shares of Preferred Stock (which dividends shall be calculated in accordance with the Company Organizational Documents), (b) the total number of outstanding shares of Series A Preferred Stock multiplied by the applicable Original Issue Price, (c) the total number of outstanding shares of Series B Preferred Stock multiplied by the applicable Original Issue Price, and (d) the total number of outstanding shares of Series C Preferred Stock multiplied by the applicable Original Issue Price.

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“Trade Secrets” shall have the meaning set forth in the definition of “Intellectual Property.”

“Transaction Documents” shall mean this Agreement and the other ancillary agreements, documents and certificates pursuant to this Agreement and the Transactions, including all waivers and amendments to such agreements, documents and certificates.

“Treasury Regulations” shall mean the Treasury regulations promulgated under the Code.

“Unpaid Acquisition Expenses” shall mean any Acquisition Expenses that are not paid prior to the Effective Time.

“Unpaid Liabilities” shall mean any liabilities of the Company (determined in accordance with GAAP and the Accounting Principles) that relate to or were incurred prior to the Effective Time but were not paid pursuant to the Creditor Payments.

(b)          Each capitalized term listed below is defined in the corresponding reference in this Agreement:

Term	Section
Accounting Principles	Section 2.13(a)
Agreement	Preamble
Allocation Schedule	Section 2.13(c)(i)
Balance Sheet	Section 3.7(a)
Capitalization Table	Section 3.4(e)
Certificate of Merger	Section 2.2
Certificates	Section 2.13(d)
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company Board	Recitals
Company Disclosure Letter	Article III
Company Organizational Documents	Section 3.1
Company Permits	Section 3.6(a)
Creditor Payments	Section 2.13(c)(ii)
Dissenting Shares	Section 2.12
DGCL	Recitals
Earnout Payment	Section 2.15(a)(i)
Earnout Payment Date	Section 2.15(a)(iv)
Earnout Payment Shares	Section 2.15(b)
Effective Time	Section 2.2
Employment Agreements	Section 5.2(a)
Estimated Accounts Receivable Amount	Section 2.13(a)

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Term	Section
Estimated Net Asset Value	Section 2.13(a)
Final Accounts Receivable Amount	Section 2.13(b)
Final Closing Balance Sheet	Section 2.13(b)
Final Net Asset Value	Section 2.13(b)
Financial Statements	Section 3.7(a)
Highest Revenue	Section 2.15(a)(i)
Holdback Amount	Section 2.13(c)(iv)
Indemnification Adjustments	Section 2.13(c)(v)
Indemnified Party	Section 7.4
Indemnifying Party	Section 7.4
Interim Balance Sheet	Section 3.7(a)
Letter of Transmittal	Section 2.13(d)
Material Contract	Section 3.16(a)
Merger	Recitals
Merger Sub	Preamble
Net Earnout Payments	Section 2.15(a)(iii)
Noncompetition Agreements	Section 5.2(c)
Parent	Preamble
Parent Approvals	Section 4.4(b)
Parent Disclosure Letter	Article IV
Parent Financial Statements	Section 4.6(a)
Parent Indemnified Parties	Section 7.2
Parent Permits	Section 4.5
Parent SEC Documents	Article IV
Pending Claim	Section 7.4
Post-Closing Revenue	Section 2.15(a)(i)
Purchase Price Adjustment	Section 2.13(c)(vi)
Registered Owned Intellectual Property	Section 3.15(a)
Separate Entity	Section 5.11(b)
Service Provider	Section 3.12(f)
Stockholder Indemnified Parties	Section 7.3
Stockholder Representative	Preamble
Straddle Period	Section 2.15(a)(iii)
Surviving By-laws	Section 2.5
Surviving Charter	Section 2.4
Surviving Corporation	Section 2.1
Tax Sharing Agreements	Section 8.2
Transactions	Recitals
Transition Services Agreement	Section 5.2(b)
Unpaid Acquisition Expenses	Section 5.4(b)
Year One	Section 2.15(a)(i)
Year Three	Section 2.15(a)(i)
Year Two	Section 2.15(a)(i)

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Article II

THE MERGER

Section 2.1           The Merger. At the Effective Time, and upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, (a) Merger Sub shall be merged with and into the Company, and (b) the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under the DGCL as the surviving corporation, and wholly-owned subsidiary of Parent (the “Surviving Corporation”), in the Merger.

Section 2.2           Effective Time; Closing. Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto shall jointly prepare, in connection with the closing of the Merger (the “Closing”) on the date hereof (the “Closing Date”), a certificate of merger with respect to the Merger (the “Certificate of Merger”), which Parent shall cause to be filed with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL on the Closing Date; provided, that such filing and the Closing shall not occur unless and until the Company Stockholder Approvals have been received by the Company. The time of such filing (or such later time specified in the Certificate of Merger) is referred to as the “Effective Time.” The Closing shall take place at the offices of Haynes and Boone, LLP, 30 Rockefeller Plaza, 26th Floor, New York, New York 10112 on the Closing Date.

Section 2.3           Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the applicable provisions of the DGCL and the Certificate of Merger. Without limiting the generality of the foregoing, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 2.4           Certificate of Incorporation. At the Effective Time, by virtue of the Merger, the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety as set forth in Exhibit A hereto (the “Surviving Charter”).

Section 2.5           By-laws. At the Effective Time, by virtue of the Merger, the By-laws of the Company as in effect immediately prior to the Effective Time shall be amended and restated in their entirety as set forth in Exhibit B hereto (the “Surviving By-laws”), until thereafter amended in accordance with the DGCL, the Surviving Charter and the Surviving By-laws.

Section 2.6           Directors. The directors of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation, each to hold office until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving By-laws and applicable Law.

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Section 2.7           Officers. The officers of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation, each to hold office until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving By-laws and applicable Law.

Section 2.8           Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

Section 2.9           Conversion of Company Preferred Stock.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Preferred Stockholders, each outstanding share of Company Preferred Stock (other than any shares of Company Preferred Stock to be canceled pursuant to Section 2.9(b) and other than Dissenting Shares) shall be canceled and be converted automatically into the right to receive (i) the Preferred Stock Per-Share Closing Consideration Amount in accordance with Section 2.13, as further set forth on the Allocation Schedule on a per Company Stockholder basis, and (ii) the Preferred Stock Per-Share Earnout Amount, if any, in accordance with Section 2.15, payable to the holder thereof in Parent Shares, upon (x) surrender of the Certificate representing such shares of Company Preferred Stock in the manner provided in Section 2.13 (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit in the manner provided in Section 2.13(e)), and (y) delivery of an executed Letter of Transmittal as provided in Section 2.13.

(b)          Each share of Company Preferred Stock held by the Company immediately prior to the Effective Time shall be automatically canceled without any conversion thereof and no payment or consideration shall be delivered in exchange therefor.

Section 2.10         Treatment of Capital Stock of Merger Sub in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any shares of Merger Sub shall after the Effective Time evidence ownership of shares of capital stock of the Surviving Corporation.

Section 2.11         Treatment of Company Options, Warrants.

(a)          The Company shall have caused all Company Options, whether vested or unvested, to be cancelled or otherwise converted into or exchanged for shares of Company Common Stock prior to the Effective Time.

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(b)          The Company shall have caused to be cancelled or otherwise converted into or exchanged for shares of Company Common Stock prior to the Effective Time all outstanding or unexercised warrants, deemed shares, scrip, rights to subscribe to, purchase rights, preemptive rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock or securities containing any equity features of the Company or any other ownership interest of the Company (including any phantom interest).

Section 2.12         Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock and Company Preferred Stock that are outstanding immediately prior to the Effective Time and that are held by any holder who is entitled to demand and who demands properly in writing appraisal for such shares of Company Common Stock or Company Preferred Stock in accordance with, and who complies in all respects with, Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares), shall not be cancelled or converted into, or represent the right to receive, the consideration payable in respect of such shares in accordance with Section 2.8 or 2.9(a), but instead such holder of Dissenting Shares shall instead be entitled only to receive payment, if any, of the appraised value of such shares of Company Stock in accordance with the provisions of Section 262 of the DGCL. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the appraised value of such shares in accordance with the provisions of Section 262 of the DGCL. Notwithstanding the foregoing, all Dissenting Shares held by any such holder who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost its rights to appraisal of such Dissenting Shares under Section 262 of the DGCL or a court of competent jurisdiction shall have determined that such holder is not entitled to the relief provided by Section 262 of the DGCL shall thereupon be deemed to have been automatically cancelled or converted into, and to have become exchangeable for, and shall represent only the right to receive the consideration payable in respect of such shares in accordance with Section 2.8 or 2.9(a), without any interest thereon, upon surrender in the manner provided in Section 2.13, and the right of such holder to payment of the appraised value of such Dissenting Shares shall cease.

Section 2.13         Payments at Closing and Exchange Procedures Generally.

(a)          Estimated Net Asset Value. Prior to the date hereof, the Company has prepared and delivered to Parent the Company Estimated Balance Sheet and an estimated statement, based on the Company Estimated Balance Sheet, setting forth the Company’s calculation of the estimated Net Asset Value of the Company as of the Net Asset Value Calculation Time (the “Estimated Net Asset Value”) and the estimated Accounts Receivable Amount of the Company as of the Net Asset Value Calculation Time (the “Estimated Accounts Receivable Amount”), each calculated in accordance with GAAP and, to the extent consistent with GAAP, the accounting methods, policies, practices, procedures or classifications historically used by the Company (the “Accounting Principles”) and set forth on Exhibit C.

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(b)          Final Net Asset Value. Not later than thirty (30) days after the Net Asset Value Calculation Time, Parent shall cause to be prepared and delivered to the Stockholder Representative an adjustment statement setting forth an unaudited balance sheet for the Company as of the Net Asset Value Calculation Time (the “Final Closing Balance Sheet”) and a final statement, based on the Final Closing Balance Sheet, setting forth Parent’s good faith calculation of the Net Asset Value of the Company as of the Net Asset Value Calculation Time (the “Final Net Asset Value”) and the Accounts Receivable Amount of the Company as of the Net Asset Value Calculation Time (the “Final Accounts Receivable Amount”) calculated, in each case, in accordance with GAAP, the Accounting Principles and Exhibit C. The Final Closing Balance Sheet and the Final Net Asset Value, each as calculated by Parent as set forth herein, shall be binding on the parties.

(c)          Payment of Merger Consideration; Holdback.

(i)          Prior to the date hereof, the Company has prepared and delivered to Parent a schedule calculating (A) the portion of the Closing Cash Payment that would be paid to each Company Preferred Stockholder pursuant to and in accordance with the Company Organizational Documents, (B) the percentage portion of the Accounts Receivable Payment, if any, that would be paid to each Company Preferred Stockholder in accordance with this Section 2.13(c); (C) the percentage portion of the Closing Share Payment in the Holdback Amount, if any, that would be issued to the Company Preferred Stockholders in accordance with this Section 2.13, and (D) the percentage portion of the Earnout Payments, if any, that would be paid to each Company Preferred Stockholder on the Revenue Payment Date (the “Allocation Schedule”). The Allocation Schedule is attached hereto as Schedule 2.13(c).

(ii)         Parent shall pay promptly after the Effective Time by wire transfer of immediately available funds to the creditor(s) of the Company and payees in the amount(s) and to the account(s) listed in Annex II attached hereto (the “Creditor Payments”).

(iii)        On the Closing Date, Parent shall pay promptly after the Effective Time by wire transfer of immediately available funds the Closing Cash Payment to the Stockholder Representative for (A) the benefit of satisfying pre-closing liabilities of the Company and the payment of Acquisition Expenses, if any, and thereafter for (B) the benefit of the Company Preferred Stockholders (other than holders of Dissenting Shares and shares to be canceled in accordance with Section 2.9(b)) that are entitled to receive a portion of the Closing Cash Payment calculated in accordance with the Allocation Schedule.

(iv)        On the Closing Date, the Parent shall reserve for issuance the Closing Share Payment for issuance to the Company Preferred Stockholders (other than holders of Dissenting Shares and shares to be canceled in accordance with Section 2.9(b)) that are entitled to receive a portion of the Closing Share Payment calculated in accordance with the Allocation Schedule.

(v)         Within thirty (30) days after the Closing Date, the Parent shall deliver, in accordance with this Section 2.13(c), the Accounts Receivable Payment, as follows:

(A)         Parent shall pay a portion of the Accounts Receivable Payment to satisfy unpaid Creditor Payments, if any.

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(B)         The remaining Accounts Receivable Payment shall be paid to the Stockholder Representative for (A) the benefit of satisfying pre-closing liabilities of the Company and the payment of Acquisition Expenses, if any, and thereafter for (B) the benefit of the Company Preferred Stockholders (other than holders of Dissenting Shares and shares to be canceled in accordance with Section 2.9(b)) that are entitled to receive a portion of the Accounts Receivable Payment calculated in accordance with the Allocation Schedule.

(vi)         The Company agrees that the Closing Share Payment shall be withheld by Parent and not delivered to the Company Preferred Stockholders in accordance with Section 2.13(d) (the “Holdback Amount”). In accordance with the terms and provisions of this Agreement, any portion of the Holdback Amount shall first be used to issue to the Stockholder Representative the Stockholder Representative Compensation. Any portion of the Holdback Amount that has not been used by Parent to satisfy Parent’s setoff rights as described herein, or issued to the Stockholder Representative as Stockholder Representative Compensation shall be issued to the Stockholder Representative for distribution to the Company Preferred Stockholders who have complied with the exchange procedures set forth below, on or before the date that is ten (10) Business Days following the expiration of the Indemnity Period. The Company hereby agrees that all of the Parent Shares included in the Holdback Amount may be used by Parent to: (A) satisfy any remedies of Parent resulting from any breach or default of any provision of this Agreement; or (B) any indemnification to which Parent is entitled under Article VII of this Agreement or otherwise; or (C) reimburse Parent for any accounts receivable, as set forth on the Final Balance Sheet, that are not collected (such adjustments by Parent are referred to as the “Indemnification Adjustments”).

(vii)       In addition to the Indemnification Adjustments, the Company agrees that, prior to the release of the Holdback Amount, the Closing Share Payment shall be adjusted further by making such adjustments as are required pursuant to the following provisions (together with the Indemnification Adjustments, the “Purchase Price Adjustments”):

(A)         If the Estimated Net Asset Value is less than the Final Net Asset Value, the Closing Share Payment shall be increased by that number of Parent Shares equal to the Net Asset Value Adjustment divided by the Parent Share Closing Price.

(B)         If the Estimated Net Asset Value is greater than the Final Net Asset Value, the Closing Share Payment shall be reduced by that number of Parent Shares equal to the Net Asset Value Adjustment divided by the Parent Share Closing Price.

(C)         If the Parent makes payments of Unpaid Liabilities or Unpaid Acquisition Expenses that were not already taken into account in the original calculation of the Closing Share Payment, then the Closing Share Payment shall be reduced by that number of Parent Shares equal to (i) the sum of the Unpaid Acquisition Expenses and Unpaid Liabilities paid by the Parent divided by (ii) the Parent Share Closing Price.

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(d)          Exchange Procedures. On the Closing Date, Parent, the Stockholder Representative, and the Surviving Corporation shall deliver to each Company Preferred Stockholder a notice advising each such Company Preferred Stockholder of the occurrence of the Closing and the procedure for surrendering to the Stockholder Representative any certificates representing Company Preferred Stock (the “Certificates”), together with a letter of transmittal in substantially the form attached hereto as Exhibit D (each, a “Letter of Transmittal”). If such Company Preferred Stockholder has complied with the foregoing, then such Company Preferred Stockholder shall be paid on or promptly after the Stockholder Representative’s receipt of such materials or the Earnout Payment Date, as applicable, by the Stockholder Representative the amount, without interest, that such Company Preferred Stockholder is entitled to receive in respect of the shares of Company Preferred Stock evidenced by such Certificates pursuant to Section 2.9(a), Section 2.13 and Section 2.15 (as and when due hereunder), and the Certificates so surrendered shall immediately be canceled. Until so surrendered, any outstanding Certificates held by a Company Preferred Stockholder shall be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the amounts specified by Section 2.9(a), Section 2.13 and Section 2.15 (as and when due hereunder) and payable in respect of the shares of Company Preferred Stock evidenced by such Certificates in accordance with such provisions. Any Certificates and Letters of Transmittal that are received by the Stockholder Representative shall be sent promptly upon receipt to the Surviving Corporation.

(e)          Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, the Stockholder Representative shall pay the amounts specified by Section 2.9(a), Section 2.13 and Section 2.15 (as and when due hereunder) in respect of the shares of Company Preferred Stock evidenced by such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof.

(f)          Transfers of Ownership. If the payment of the Merger Consideration in accordance with Section 2.9(a), Section 2.13 and Section 2.15 (as and when due hereunder), as applicable, is to be paid to a Person other than the Person in whose name the Certificates surrendered in exchange therefor are registered, then it shall be a condition of payment that (i) the Certificates so surrendered are properly endorsed and otherwise in proper form for transfer, and (ii) the Person requesting such payment has (A) paid to Parent any transfer or other Taxes required by reason of the payment of such consideration to a Person other than the registered holder of the Certificates surrendered, or (B) established to the satisfaction of Parent that such Tax has been paid or is not applicable.

(g)          Withholding for Payment of Taxes. Parent or the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration such amounts as Parent or the Surviving Corporation is required to deduct and withhold under any applicable Tax Law. To the extent that amounts are so withheld by Parent or the Surviving Corporation and paid to the proper Governmental Authority pursuant to any applicable Tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Parent or the Surviving Corporation. Parent or the Surviving Corporation, as the case may be, shall (i) give written notice to each such Person of any such withholding, and (ii) promptly provide any such Person with any additional documentation required for such Person’s Tax filings that may be reasonably requested by such Person.

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(h)          No Further Ownership Rights. Payment of the Merger Consideration pursuant to Sections 2.9, 2.13 and 2.15 (in each case, as applicable), shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Preferred Stock and there shall be no further registration of transfers on the records of the Surviving Corporation of the Company Preferred Stock which was outstanding as of immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.13.

(i)          Fractional Amounts. Notwithstanding anything to the contrary contained in this Article II, (i) if, in respect of the consideration payable to the Company Preferred Stockholders pursuant to this Article II, a fractional Parent Share would be issued, such fractional Parent Share shall be rounded to the nearest whole Parent Share with respect to such issuance, and (ii) any amounts that Parent shall pay to any Company Preferred Stockholder in cash pursuant to this Article II shall be rounded to the nearest cent.

Section 2.14         Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, the Surviving Corporation, and Merger Sub, then the officers and directors of Parent, the Surviving Corporation, and Merger Sub shall, in the name of their respective corporations, take all such lawful and necessary action.

Section 2.15         Contingent Payments.

(a)          Earnout Payments.

(i)          Parent will issue Parent Shares to the Company Preferred Stockholders in satisfaction of certain post-Closing payments (the “Earnout Payments”) based upon revenues generated by the Sales of the Products (the “Post-Closing Revenue”) for one of the following twelve-month periods: May 1, 2014 to April 30, 2015 (“Year One”), May 1, 2015 to April 30, 2016 (“Year Two”) or May 1, 2016 to April 30, 2017 (“Year Three”). The Earnout Payments shall be calculated for such year of Year One, Year Two or Year Three, based upon the year in which the highest Post-Closing Revenue was generated (the “Highest Revenue”).

(ii)         The Earnout Payments shall be calculated on a linear sliding scale, in accordance with the table set forth on Annex I attached hereto. The maximum Earnout Payment shall be $5 million and no additional Earnout Payments shall be made if the Highest Revenue exceeds $7 million.

(iii)        Notwithstanding anything to the contrary in this Agreement, Parent shall be entitled to reduce the amount of the Earnout Payment by the aggregate sum of liabilities incurred by Parent and the Surviving Corporation following the Closing Date related to the Sale of the Products or any other aspect of the business of the Company that occurred prior to the Closing Date, (A) including (x) any Taxes of the Company attributable to the Pre-Closing Tax Period, to the extent such Taxes are Unpaid Liabilities, and (y) any Unpaid Acquisition Expenses paid by Parent, but (B) excluding any such liabilities (a) incurred in the ordinary course of business of the Company, (b) due to a breach of Section 8.6, or (c) resulting from a Code Section 338 election with respect to the purchase of the Company Stock pursuant to this Agreement (the “Net Earnout Payments”). For purposes of this Section 2.15(a)(iii), in the case of any taxable year or period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes allocable to the Pre-Closing Tax Period shall be determined based on the principles set forth in Section 8.1(b) hereof.

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(iv)        The Net Earnout Payments shall be made on such date that is thirty seven (37) months from the first day of Year One (the “Earnout Payment Date”) in accordance with Section 2.15(b) and the Company Organizational Documents.

(b)          Contingent Payment Mechanics.

(i)          Not less than two (2) Business Days prior to the Earnout Payment Date, Parent shall deliver to the Stockholder Representative a spreadsheet setting forth the calculation of the payments to be made to each individual Company Preferred Stockholder pursuant to Section 2.15(a) based on the Allocation Schedule and Company Organizational Documents (subject to Section 2.15(b)). At or prior to the Earnout Payment Date, Parent shall reserve an amount of Parent Shares equal to (A) the Net Earnout Payment, divided by (B) the Parent Share Closing Price (the “Earnout Payment Shares”) for the benefit of the Company Preferred Stockholders (other than holders of Dissenting Shares and shares canceled in accordance with Section 2.9(b)). Beginning on the date hereof through the Earnout Payment Date, if any change in the outstanding shares of capital stock of Parent shall occur, by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or similar transaction in the period of time during which the Parent Share Closing Price is being calculated, then the calculations set forth above shall be adjusted in an equitable manner to appropriately account for such change. On the Earnout Payment Date (or as promptly thereafter as practicable), Parent and the Stockholder Representative shall, subject to this Section 2.15(b), issue the Earnout Payment Shares to the Company Preferred Stockholders (other than holders of Dissenting Shares and shares canceled in accordance with Section 2.9(b)) in accordance with the Allocation Schedule and the Company Organizational Documents (subject to Section 2.15(b)).

(ii)         If the Net Earnout Payments exceed the Total Preferred Liquidation Value (when taken together with the Closing Merger Consideration, the Holdback Amount and any other amounts previously paid to the Company Preferred Stockholders pursuant to this Agreement), then such excess amount will be paid in cash to the Company Common Stockholders in accordance with the Company Organizational Documents.

(c)          Parent Discretion. Parent (i) shall have sole discretion over all matters relating to the Products after the Closing, including all matters relating to the development, manufacturing, commercialization or Regulatory Approval of the Products after the Closing (including in respect of the decision to pursue any of the foregoing, and, if applicable, the timing thereof) and to the allocation of personnel and other resources reasonably available to Parent and its Subsidiaries, (ii) shall not have any obligation to operate the Company (or any other component of Parent’s business) in a manner designed to achieve the Earnout Payment standards set forth herein, (iii) shall not be obligated to operate the Company in a manner consistent with the manner in which the Company Stockholders operated the Company prior to the Closing Date, (iv) shall be under no obligation to continue to serve any customer after the Closing Date, and (v) owes no fiduciary duty or express or implied duty to the Company Stockholders, including no duty of good faith and fair dealing. The parties acknowledge that the Earnout Payments are speculative and subject to numerous factors outside the control of Parent. Notwithstanding the foregoing, until the Earnout Payment Date, (i) Parent and the Company shall not operate the business of the Company in a manner intended to circumvent or reduce the Earnout Payment, (ii) neither the Company nor Parent shall enter into any agreements, including loan agreements, which prohibit or restrict payment of the Earnout Payment, and (iii) Parent shall not take any action in managing the operations of the Company that does not have a reasonable business purpose.

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(d)          Transferability. The right of any Company Preferred Stockholder to receive Net Earnout Payments pursuant to this Section 2.15 shall not be transferable or assignable, except in the event of the death of a Company Preferred Stockholder, such rights to receive Net Earnout Payments pursuant to this Section 2.15 shall inure to the estate of such Company Preferred Stockholder.

(e)          Tax Treatment. The parties hereto agree to treat any Net Earnout Payment as an adjustment to the Merger Consideration for Tax and financial reporting purposes.

Section 2.16         Limitation on Issuances of Parent Shares. In the event that Parent is required to issue pursuant to the terms of this Agreement a number of Parent Shares that, in the aggregate together with any prior issuances of Parent Shares hereunder, would exceed 19.9% of the number of Parent Shares issued and outstanding immediately prior to the Effective Time, then Parent may, in its sole discretion, pay the applicable portion of such payment in cash.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter supplied by the Company to Parent and Merger Sub dated as of the date hereof (the “Company Disclosure Letter”), it being understood that the disclosure of any matter, information, item or other disclosure in any Section of the Company Disclosure Letter shall be deemed to be disclosure with respect to any representation or warranty made in this Article III, whether or not an explicit cross-reference appears, to the extent that it is reasonably apparent from the face of such disclosure that such matter, information, item or other disclosure in such Section of the Company Disclosure Letter is relevant to such other representation or warranty made in this Article III, the Company hereby represents and warrants to Parent and Merger Sub as of the date of this Agreement (unless such representation or warranty is specifically made as of a date prior to the date of this Agreement, in which case as of such date) as follows:

Section 3.1           Organization and Qualification. The Company (a) is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and (c) is duly qualified or licensed and in good standing (where such concept is applicable) to do business in each jurisdiction in which the nature of the business conducted by it or the operation, ownership or leasing of its assets or properties makes such qualification or license necessary; except, in the case of clauses (b) and (c) of this sentence, where the failure to have such corporate power and authority or to be so qualified, licensed or in good standing, individually or in the aggregate, has not materially and adversely affected, and would not reasonably be expected to materially and adversely affect, the ability of the Company to carry on its business as it is now being conducted. The Certificate of Incorporation and By-laws of the Company (collectively, the “Company Organizational Documents”), copies of which have previously been made available to Parent, are correct and complete copies of the Company’s organizational documents as in effect as of the date hereof.

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Section 3.2           Authorization of Agreement.

(a)          The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions.

(b)          This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(c)          The Company Board has unanimously (i) determined that it is advisable and in the best interests of the Company and the Company Stockholders for Merger Sub to merge with and into the Company upon the terms and subject to the conditions set forth herein, (ii) approved this Agreement and the Transactions, (iii) resolved to submit this Agreement to the Company Stockholders of the Company for adoption, and (iv) recommended to the Company Stockholders of the Company that they adopt this Agreement.

Section 3.3           Subsidiaries of the Company. The Company (i) does not own, directly or indirectly, a majority of the outstanding share capital, voting securities or other equity interests in any other Person; and (ii) is not entitled, directly or indirectly, to appoint a majority of the board of directors or managers or comparable supervisory body of such Person (each such Person in (i) and (ii) a “Subsidiary”).

Section 3.4           Capitalization.

(a)          The authorized capital stock of the Company consists of: (i) 10,250,000 shares of Company Common Stock; and (ii) 7,315,000 shares of Company Preferred Stock, of which 2,315,000 shares are designated Series A Convertible Preferred Stock, 2,000,000 shares are designated Series B Convertible Preferred Stock, and 3,000,000 are designated Series C Convertible Preferred Stock.

(b)          As of the date hereof: (i) 1,395,857 shares of Company Common Stock are issued and outstanding; (ii) 1,660,500 shares of Series A Convertible Preferred Stock are issued and outstanding; (iii) 1,137,296 shares of Series B Convertible Preferred Stock are issued and outstanding; (iv) 1,968,737 shares of Series C Convertible Preferred Stock are issued and outstanding; and (v) no other capital stock of the Company is issued or outstanding.

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(c)          All of the issued and outstanding shares of Company Stock: (i) are duly authorized, validly issued, fully paid and non-assessable; (ii) are free of any preemptive rights; (iii) are not subject to any restrictions on transfer, other than restrictions on transfer imposed by applicable securities Laws; and (iv) have been issued in compliance with all applicable Laws and all requirements set forth in the Company Organizational Documents.

(d)          There are no outstanding or unexercised options, warrants, deemed shares or other similar rights (including, but not limited to, purchase rights, preemptive rights, and subscription rights), calls, interests (including any phantom interests) agreements, commitments, or understandings to which the Company is a party or by which the Company is bound obligating the Company to issue, exchange, transfer, deliver, sell, repurchase or redeem any shares of the capital stock of the Company, or any securities convertible into or exchangeable for shares of the capital stock of the Company or to otherwise acquire any shares of capital stock of, or other equity interests in, any other Person or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(e)          Section 3.4(e) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the record holder of all shares of capital stock of the Company (the “Capitalization Table”). The Allocation Schedule set forth on Schedule 2.13(c) is accurate and complete and prepared in accordance with the Company Organizational Documents.

Section 3.5           No Conflict; Required Filings and Consents.

(a)          The execution and delivery of this Agreement by the Company, the consummation of the Transactions and the performance by the Company of its obligations under this Agreement do not and shall not (i) violate the Company Organizational Documents, (ii) result in a breach of any Law applicable to the Company or (iii) result in a breach of, cause the termination of, or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, constitute) a default under any Material Contract.

(b)          The execution and delivery of this Agreement by the Company, the consummation of the Transactions and the performance by the Company of its obligations under this Agreement do not and shall not require the Company to obtain any consent, license, permit, approval, waiver or authorization of, or make any registration, declaration or filing with, any Governmental Authority or any other Person, except for (i) the filing of the Certificate of Merger with the Secretary of State for the State of Delaware, (ii) the consents and filings listed in Section 3.5 of the Company Disclosure Letter, all of which have been obtained or made, and (iii) such other consents, licenses, permits, approvals, waivers, authorizations, registrations, declarations or filings the failure of which to obtain or make would not reasonably be expected to materially and adversely affect the ability of the Company to carry on its business as it is now being conducted or the ability of the parties hereto to consummate the Transactions.

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Section 3.6           Company Permits; Compliance with Law; Other Product Matters.

(a)          The Company is in possession of all Permits necessary to own, operate, use and maintain their assets, and to carry on its business as it is now being conducted (collectively, the “Company Permits”), including all Company Permits issued by the FDA or other applicable Governmental Authority or Notified Body, except where the failure to possess such Company Permit has not materially and adversely affected the ability of the Company to carry on its business as it is now being conducted or the ability of the parties hereto to consummate the Transactions. Each Company Permit is valid and in full force and effect. The Company is not in violation of any Company Permit or applicable Laws relating to the Company, including Health Care Laws, except where any such violation of such Company Permit or applicable Law has not materially and adversely affected, and would not reasonably be expected to materially and adversely affect, the ability of the Company to carry on its business as it is now being conducted or the ability of the parties hereto to consummate the Transactions. Each Company Permit will be in full force and effect immediately following the Closing Date and will not expire, terminate or be restricted as a result of the Transactions.

(b)          The Company has not (i) received any Form 483s, shutdown or import or export prohibition, warning letter or untitled letters from the FDA or similar correspondence or notices or actions from any other Governmental Authority asserting noncompliance with any Law relating to the Company’s Products, Company Permits or other requests or requirements of a Governmental Authority during the past four (4) years, (ii) received any communication from any Governmental Authority or been notified during the last three (3) years that any product exemption, approval, clearance, certification or other Company Permit is withdrawn or modified or that such an action is under consideration, or (iii) received any requests or requirements from any Governmental Authority or Notified Body to make changes to any product or proposed product.

(c)          (i) All applications, notifications, submissions, information and data utilized as the basis for or submitted in connection with any requests for a Company Permit, when submitted to the FDA or similar Governmental Authority or Notified Body, were correct and complete as of the date of submission, other than any immaterial deficiencies or errors, and (ii) any necessary or required updates, changes, corrections or modifications to such applications, notifications, submissions, information and data have been submitted to the FDA or other similar Governmental Authority or Notified Body, other than any immaterial updates, changes, corrections or modifications.

(d)          The Company has not conducted or sponsored any clinical trials. The Company has not filed any investigational device exemptions with the FDA.

(e)          There have been no recalls ordered or adverse regulatory actions taken or, to the Knowledge of the Company, threatened by the FDA or any other Governmental Authority with respect to any of the Company’s Products, including any facilities where any such Products are manufactured, processed, packaged or stored by the Company.

(f)          The Company is not the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of its Products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.

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(g)          Since January 1, 2010, the Company has not been a party to any Action based upon a breach of warranty or guaranty or similar claim, strict liability in tort, or negligent design of product, arising from the use, manufacture or sale of its Products.

(h)          The Company and its directors, officers, agents or employees have not (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or similar applicable Laws, or (iii) made any payment in the nature of criminal bribery.

(i)          The Company has made available to Parent correct and complete copies of all written inquiries, notices, requests for records, subpoenas and correspondence received from a Governmental Authority by the Company in the past three (3) years related to reimbursement in respect of any of the Products. No right of reimbursement in respect of any of the Products pursuant to any government program or private program has ever been (or, to the Knowledge of the Company, threatened to be) terminated or suspended.

(j)          There is no clinical or preclinical data that would prevent or materially delay the Company from continuing any Proposed Clinical Investigation or ongoing clinical investigation, study or trial.

Section 3.7           Company Financial Statements.

(a)          The Company has made available to Parent correct and complete copies of (i) the unaudited consolidated balance sheet of the Company as of each of the fiscal years ended December 31, 2012 and 2013 (such balance sheet for the fiscal year ended December 31, 2013, the “Balance Sheet”) and the related unaudited consolidated statements of income and cash flows for each of the fiscal years ended December 31, 2012 and 2013 (including the notes or other supplementary information thereto), and (ii) the unaudited consolidated balance sheet of the Company as of March 31, 2014 (the “Interim Balance Sheet”) and the unaudited consolidated statements of income and cash flows for the three (3) months ended March 31, 2014 (all of the foregoing financial statements are collectively referred to as the “Financial Statements”).

(b)          The Financial Statements (i) have been prepared in conformity with GAAP applied consistently through the periods covered thereby, and (ii) fairly present in all material respects the financial condition of the Company as of the respective dates thereof and the consolidated results of the operations and cash flows of the Company for the respective fiscal periods covered thereby, in each case in accordance with GAAP, except as indicated in any notes or other supplementary information thereto.

(c)          The Company has no outstanding Indebtedness as of the date hereof.

(d)          The Company does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC.

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(e)          There are no significant deficiencies or material weaknesses in the design or operations of the internal controls over financial reporting relating to the Company. The Company has implemented disclosure controls and procedures designed to ensure that material information relating to the Company is made known to the Company’s management by others within the Company. The Company has not received any written complaint, allegation or assertion or claim that such entity has engaged in questionable financial reporting, accounting or auditing practices. To the Knowledge of the Company, there has not been any fraud, whether or not material, that involves the officers or other employees and former employees of such entity who have a significant role in the internal controls over financial reporting or written allegations of any such fraud.

Section 3.8           No Company Material Adverse Effect; Absence of Certain Developments. Except as set forth on Section 3.8 of the Company Disclosure Letter, since December 31, 2013, there has not been: (a) any event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (b) any change in the assets, liabilities, financial condition, properties, business or operations of the Company, other than changes occurring in the ordinary course of business consistent with past practices; (c) any damage, destruction or loss, whether or not covered by insurance, to any material property of the Company; (d) any declaration, setting aside or payment of any distribution by the Company, or the making of any other distribution, in respect of the Company Stock, or any direct or indirect redemption, purchase or other acquisition by the Company of its own equity interests; (e) any resignation, termination or removal of any officer of the Company, material loss of key personnel of the Company, or change in the terms and conditions of the employment of the Company’s officers or key personnel; (f) any amendment or termination of, or waiver under, any Material Contract, except as otherwise contemplated by this Agreement; (g) any acquisition or disposition of property, other than sales of the Products in the ordinary course of business, for a purchase or sale price in excess of $50,000; (h) any sale, disposition, transfer or license to any Person of any Company Intellectual Property (other than in the ordinary course of business consistent with past practice); or any acquisition or license from any Person of any Intellectual Property (other than “shrink wrap” and similar generally available commercial end-user licenses to software that is not redistributed with the Products); or (i) any material change in the manner in which the Company extends discounts, credits or warranties to customers or otherwise deals with its customers.

Section 3.9           Absence of Undisclosed Liabilities. The Company has no liability of a nature that is required to be reflected or reserved against in a balance sheet prepared in accordance with GAAP, other than such liabilities (a) reflected or reserved against in the Financial Statements (including, for the avoidance of doubt, in any notes or other supplementary information thereto), (b) incurred in the ordinary course of business since the date of the Balance Sheet or incurred in connection with the Transactions, or (c) that are not in excess of $50,000 in the aggregate.

Section 3.10         Actions. There are no Actions pending, or to the Knowledge of the Company, threatened against or relating to the Company, any of its assets or properties or any present or former officer or director of the Company (in his or her capacity as such).

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Section 3.11         Orders. Neither the Company nor any of their respective assets or properties is subject to any Order.

Section 3.12         Benefit Plans; Labor Matters.

(a)          Section 3.12(a) of the Company Disclosure Letter sets forth, as of the date hereof, a correct and complete list of each Company Plan (including any Contract providing (i) for employment of any Person by the Company, or (ii) any severance, change in control, bonus or retention payments to any Person).

(b)          With respect to each Company Plan, the Company has made available to Parent a correct and complete copy (or, to the extent no such copy exists, an accurate description) thereof and the most recent copies of all documents constituting or embodying such Company Plan.

(c)          (i) Each Company Plan has been administered in all respects in accordance with its terms and applicable Law, and (ii) no Action is pending or, to the Knowledge of the Company, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course).

(d)          The execution of this Agreement and the consummation of the Transactions shall not constitute an event under any Company Plan that shall result in or cause (i) any payment (whether of severance pay or otherwise), (ii) forgiveness of indebtedness or accelerated vesting with respect to any current employees or former employees of the Company, (iii) any limitation or restriction on the right of Parent to merge, amend or terminate any of the Company Plans, or (iv) payments under any of the Company Plans that would not be deductible under Section 280G of the Code.

(e)          The Company does not have and would not reasonably be expected to have, any material liability in respect of any defined benefit pension plan (as defined in Section 3(35) of ERISA) or plan subject to Section 412 of the Code or Section 302 of ERISA.

(f)          The Company has not incurred any material liability in respect of post-employment health, medical or life insurance benefits for any current or former director, officer or employee of, or consultant or independent contractor to, the Company (each, a “Service Provider”), except as may be required under COBRA or similar Laws and at the expense of such individual.

(g)          No Company Plan is intended to be qualified under Section 401(a) of the Code.

(h)          Neither the execution of this Agreement nor the consummation of the Transactions shall (either alone or in connection with the termination of employment or service of any Service Provider following, or in connection with, the Transactions): (i) entitle any current or former Service Provider to severance pay or benefits or any increase in severance pay or benefits upon any termination of employment or service with the Company; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any of the Company Plans to any current or former Service Provider; or (iii) limit or restrict the right of the Company or, after the consummation of the Transactions, Parent, to merge, amend or terminate any of the Company Plans. None of the Company Plans in effect immediately prior to the Closing would result separately or in the aggregate (including, without limitation, as a result of this Agreement or Transactions) in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

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(i)          Each Company Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been timely amended to comply and has been operated in compliance with, and the Company has complied in practice and operation with, all applicable requirements of Section 409A of the Code.

(j)          The Company is not party to any collective bargaining or other labor union contracts. No collective bargaining agreement or other labor union contract is being negotiated by the Company and, to the Knowledge of the Company, no Person is currently seeking to represent the Company’s employees. There is no pending or, to the Knowledge of the Company, threatened labor dispute, strike or work stoppage against the Company. There are no unfair labor practice complaints pending against the Company before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company.

Section 3.13         Taxes.

(a)          All income, franchise and other material Tax Returns required to be filed by or with respect to the Company have been timely filed (taking into account any applicable extensions), and all such Tax Returns are correct and complete in all material respects. No claim has been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(b)          The Company has fully and timely paid all Taxes shown to be due on the Tax Returns referred to in Section 3.13(a), and all material Taxes otherwise due from the Company. The unpaid Taxes of the Company (i) did not, as of the date of the Interim Balance Sheet (including with respect to a Tax Return for a Pre-Closing Tax Period) exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. Since the date of the Interim Balance Sheet, the Company has not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice of the Company.

(c)          All deficiencies for Taxes asserted or assessed in writing against the Company have been fully and timely paid, settled or properly reflected in the Financial Statements.

(d)          No audit or Action is pending or, to the Knowledge of the Company, threatened in writing with respect to any Taxes due from the Company.

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(e)          There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Company for any taxable period and no request for any such waiver or extension is currently pending. No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Surviving Corporation or any of its Subsidiaries after the Closing Date. The Company has not applied for a ruling relating to Taxes which will be binding on the Surviving Corporation, its Subsidiaries, Parent or any Affiliate of Parent after the Closing Date or entered into a closing or similar agreement with any Governmental Authority.

(f)          The Company has, or has caused to be, duly and timely withheld and paid over to the appropriate Governmental Authorities all material Taxes required to be so withheld and paid over for all periods under all applicable Laws and have complied in all material respects with all related Tax information reporting provisions under all applicable Laws.

(g)          There are no Liens for Taxes upon the assets or properties of the Company, other than Permitted Liens.

(h)          The Company has not participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(i)          The Company has no liability for a Tax of any Person as a result of having been a member of any consolidated, combined, affiliated or unitary group prior to the Closing Date, as a transferee or successor or pursuant to any contractual agreement entered into prior to the Closing Date. The Company is not a party to any agreement or arrangement providing for the allocation or sharing of Taxes, and after the Closing Date, neither the Surviving Corporation nor any of its Subsidiaries will be bound by any such agreement or similar arrangement entered into prior to the Closing Date or have any liability thereunder for any amounts due in respect of periods prior to the Closing Date.

(j)          The Company was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code at any time during the two-year period ending on the date hereof.

(k)          Neither the Surviving Corporation nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any installment sale or open transaction disposition made prior to the Closing Date. The Company is not required, or has not agreed, to make any adjustment related to a change in accounting method for Tax purposes.

(l)          The Company has made available complete copies of (i) all federal, state, provincial, local and foreign income or franchise Tax Returns of the Company relating to the taxable periods ending on or after December 31, 2010, and (ii) any audit report issued within the last three (3) years relating to any Taxes due from or with respect to the Company.

(m)          Except with respect to the last sentence of Section 3.13(e), Section 3.13(i), and Section 3.13(k), no representation or warranty contained in this Section 3.13 shall be deemed to apply directly or indirectly with respect to any taxable period (or portion thereof) after the Closing Date.

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(n)          The Company is in material compliance with all terms and conditions of any Tax exemptions, Tax benefit programs or other preferential Tax treatments. No submissions made to any Governmental Authority in connection with obtaining any Tax exemption, Tax benefit or other preferential Tax treatment contained any misstatement or omission that would have materially affected the granting of such Tax exemption, Tax benefit or other preferential Tax treatment. No suspension, revocation or cancellation of any such Tax exemption, Tax benefit or other preferential Tax treatment is pending or, to the Knowledge of the Company, threatened in writing. The Transactions will not have any material and adverse effect on the continued validity and effectiveness of any such Tax exemptions, Tax benefit programs or other preferential Tax treatments, and will not result in the claw-back or recapture of any material Tax exemptions, Tax benefits or other preferential Tax treatments previously obtained by the Company.

Section 3.14         Properties.

(a)          With respect to all of the tangible personal property and assets (excluding Intellectual Property) that are reflected on the Balance Sheet or acquired after the date of the Balance Sheet, the Company (i) has good and valid title to such tangible personal property and assets, free and clear of all Liens, other than Permitted Liens, or (ii) holds such personal property and assets pursuant to valid and enforceable leases, except for such property and assets disposed of by the Company in the ordinary course of business.

(b)          The Company does not own, nor has it ever owned, any Real Property. Section 3.14(b) of the Company Disclosure Letter sets forth a correct and complete list of all Leased Real Property. The Company has good and valid title to the leasehold estate under each Real Property Lease free and clear of all Liens, other than Permitted Liens. There are no pending or threatened condemnation or foreclosure proceedings relating to any of the Leased Real Property.

(c)          The Company has not leased or subleased Leased Real Property to any Person pursuant to any lease or sublease as of the date hereof.

(d)          The facilities, machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, related capitalized items and other tangible property owned or leased by the Company that are, individually or in the aggregate, material to the business of the Company are in good operating condition and repair, subject to normal wear and tear.

Section 3.15         Intellectual Property.

(a)          Section 3.15(a) of the Company Disclosure Letter sets forth a correct and complete list of (i) all Owned Intellectual Property that is registered, issued or subject to a pending application for registration (“Registered Owned Intellectual Property”), indicating for each item, to the extent applicable, the registration or application number, the applicable jurisdiction, the owner, the registration or filing date and, with respect to Internet domain names, the applicable registrar; and (ii) each license through which Licensed Intellectual Property is licensed by the Company, including without limitation licenses in where such Licensed Intellectual Property is used in or necessary to the operation of the Business as it is conducted, or proposed to be conducted, on the Closing Date, but excluding Off-the-Shelf Software Licenses each of which is included in the Company Intellectual Property.

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(b)          Except as set forth on Section 3.15(b) of the Company Disclosure Letter, the Company is the sole and exclusive owner of each item of the Registered Owned Intellectual Property free and clear of all Liens (other than Permitted Liens and non-exclusive licenses of Intellectual Property entered into by the Company with its customers in connection with arms’-length commercial sales of the Company’s products covered by such Intellectual Property in the ordinary course of business). None of the Registered Owned Intellectual Property has been adjudged invalid or unenforceable in whole or in part, the Owned Intellectual Property is subsisting and in good standing with all fees are paid as of the Closing Date, and, to the Knowledge of the Company the Registered Owned Intellectual Property is valid and enforceable, subject to any Enforceability Exceptions set forth on Section 3.15(b) of the Company Disclosure Letter. Except as set forth on Section 3.15(b) of the Company Disclosure Letter, the Company Intellectual Property is (i) not subject to any legal or administrative proceeding that challenges the legality, validity, enforceability of, or Company’s ownership of or right to use or otherwise exploit, any item of the Company Intellectual Property; (ii) not subject to any outstanding Order or other restriction (including restricting the transfer, commercialization, enforcement or licensing thereof) adversely affecting the Company’s use of, or right to, any such Company Intellectual Property, and (iii) not the subject of any grant by the Company of any license, sublicense, covenant, release, immunity, permission, waiver or co-existence agreement.

(c)          The Company has the right to use all material Company Intellectual Property used in the operation of its businesses as presently conducted or necessary for the operation of the business (subject to the terms of the Company IP Agreements governing any Licensed Intellectual Property, as applicable), and there are no other items of Intellectual Property that are material to the ordinary conduct of such business. With respect to each item of Licensed Intellectual Property that is used in, or necessary to, the business as conducted, or proposed to be conducted, as of the Closing Date, including the Intellectual Property listed as “licensed” on Section 3.15(a) of the Company Disclosure Letter and Off-the-Shelf Software Licenses, (i) the rights covering the item are legal, valid, binding, enforceable and in full force and effect in all material respects; (ii) no party thereto is in material breach or default and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereunder; (iii) Company has not received written notice that any party to the license, sublicense, agreement or permission intends to cancel, not renew, or terminate such license, sublicense, agreement or permission or to exercise or not exercise an option thereunder; and (iv) the license, sublicense, agreement or permission will not be terminated or cancelled, or the rights of the Company thereunder diminished or impaired, or any obligations thereunder increased, as a result of the consummation of the transactions contemplated by this Agreement.

(d)          Except as set forth on Section 3.15(d) of the Company Disclosure Letter, to the Knowledge of the Company, use of the Company Intellectual Property by the Company in connection with the operation of their businesses and the manufacture, use or sale of any Product manufactured by the Company, has not for the past five (5) years, and does not presently, infringe upon, dilute, misappropriate or otherwise violate the Intellectual Property rights of any other Person in any material respect. There is no Action initiated by any other Person pending or, to the Knowledge of the Company, threatened in writing, against the Company alleging any such infringement, dilution, misappropriation or violation. Further, the Company has not engaged in any acts that (i) violate the rights of privacy or publicity or any third party; or (ii) constitute unfair competition or trade practices under the laws of any jurisdiction. The Company has not entered into any agreement to indemnify any other person or entity against any charge of infringement or other violation of any Intellectual Property.

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(e)          To the Knowledge of the Company, no Person is engaging in any activity that infringes, dilutes, misappropriates or otherwise violates or conflicts with any Owned Intellectual Property or, where Company has the right to enforce such Intellectual Property rights, any Licensed Intellectual Property. The Company has not brought or considered bringing against any Person any legal proceeding for infringement or violation of any Company Intellectual Property.

(f)          The Company has taken steps in accordance with normal industry practice to maintain the confidentiality of its Trade Secrets. Except as set forth on Section 3.15(f) of the Company Disclosure Letter, to the Knowledge of the Company, (i) there has been no misappropriation of any Trade Secrets by any Person, (ii) no employee, independent contractor or agent of the Company has misappropriated any material Trade Secret of any other Person, and (iii) no employee, independent contractor or agent of the Company is in default or breach of any material term of any employment agreement, nondisclosure agreement, assignment of invention agreement, or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property.

(g)          The Company has not has authorized any Person to use or otherwise exploit any Company Intellectual Property (i) except pursuant to a binding, written agreement or (ii) except as the result of any implied license rights granted in connection with commercial sales of products to an arms’-length customer incorporating such Intellectual Property.

(h)          All current and former officers and employees of, and consultants and independent contractors to, the Company who have contributed to the creation or development of any Company Intellectual Property which relates to any Product or which is used by the Company in its business as presently conducted, have (i) assigned or licensed any and all such Intellectual Property rights that such Person may have had to the Company; and (ii) been obligated to assign all future Intellectual Property rights that Person may have to the Company.

(i)          The computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, network equipment, data, data communication lines and all other computerized or information technology equipment and associated documentation used by the Company in its day-to-day operations and perform in all material respects in accordance with their documentation and functional specifications.

(j)          Except as set forth on Section 3.15(j) of the Company Disclosure Letter, to the Knowledge of the Company, no university or Governmental Authority (whether U.S. or non-U.S., federal or state) sponsored research and development conducted by the Company, or has any claim of right to, or ownership of, or other Lien (other than Permitted Liens) on, any Owned Intellectual Property.

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(k)          None of the rights in or to any Company Intellectual Property used in connection with or necessary to the business as conducted, or proposed to be conducted, as of the Closing Date will be adversely affected by the execution or delivery of this Agreement by Company, nor by the full performance by Company of its obligations hereunder.

Section 3.16         Material Contracts.

(a)          Section 3.16(a) of the Company Disclosure Letter sets forth a correct and complete list, as of the date hereof, of each of the following Contracts (other than Company Plans set forth on Section 3.12(a) of the Company Disclosure Letter) to which the Company is a party and under which the Company has remaining rights or obligations (each, a “Material Contract”):

(i)          any Contract that involved payments or consideration of more than $50,000 in the fiscal year ended December 31, 2013 for goods and services furnished by the Company or for goods and services furnished to the Company;

(ii)         any Real Property Lease with annual rental payments in excess of $75,000;

(iii)        any Contract under which the Company has continuing material indemnification obligations to any third Person, other than those entered into in the ordinary course of business;

(iv)        any Contract for capital expenditures involving payments of more than $50,000 for the fiscal year ending December 31, 2014;

(v)         any Contract involving a material joint venture or partnership agreement;

(vi)        any Contract relating to Indebtedness of the Company under which the principal amount outstanding thereunder is greater than $50,000;

(vii)       any Contract containing covenants of the Company not to (A) compete with any Person, (B) solicit any Person for employment; or (C) engage in any line business or activity in any geographic region;

(viii)      any Contract evidencing an outstanding loan, advance or investment by the Company to or in any Person of more than $50,000 in the aggregate (excluding trade receivables and advances to employees for normally incurred business expenses, each arising in the ordinary course of business);

(ix)         any Contract involving the sale, transfer or acquisition of any material business entered into by the Company in the calendar year preceding the date of this Agreement;

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(x)          any material Company IP Agreement (other than Off-the-Shelf Software Licenses that involve annual payments or consideration of no more than $25,000 in the aggregate);

(xi)         any Contract under which any Person has an exclusive right to purchase products or services from, or supply products or services to, the Company;

(xii)        any Contract for the sale of the Company’s products or services that is not terminable at will by either party thereto; and

(xiii)       any Contract for goods and services furnished to the Company involving payments or consideration of more than $50,000 in the aggregate.

(b)          The Company has made available to Parent correct and complete copies of each Material Contract. Each Material Contract is a valid and binding obligation of the Company (and, to the Knowledge of the Company, the other party or parties thereto) and is in full force and effect and is enforceable against the Company (and, to the Knowledge of the Company, the other party or parties thereto), subject to the Enforceability Exceptions. The Company is not in breach, violation of or default (or would be in default with notice or lapse of time, or both) under any Material Contract. No event has occurred that, with the giving of notice, lapse of time, or both, would constitute a material breach or default by the Company or, to the Company’s Knowledge, the other party thereto, of a Material Contract. Assuming that any necessary third-party consents are obtained, each of the Material Contracts is and will remain in full force and effect upon the consummation of the Transactions. The Company has not received any written, or to the Company’s Knowledge, oral notice of any Person’s intent to terminate or materially amend any Material Contract.

Section 3.17         Environmental

. (a) To the Knowledge of the Company, the Company and its occupation and use of the Leased Real Property are, and for the past three (3) years have been, in compliance with all applicable Environmental Laws, (b) the Company has not released any Hazardous Substances into the environment and, to the Knowledge of the Company, there has been no release of any Hazardous Substances at any Real Property formerly owned or leased by the Company, that require any investigation, remediation, cleanup, or remedial or corrective action under applicable Environmental Law, (c) the Company is not conducting or funding any investigation, remediation, cleanup, or remedial or corrective action of or with respect to any release of Hazardous Substances, and (d) the Company has not received any written notice that it is in violation of or has liability (or alleged liability) under any applicable Environmental Law.

Section 3.18         Brokers. No broker, finder or investment banker is or shall be entitled to any brokerage, finder’s, or other fee or commission in connection with the Transactions as a result of any Contract entered into by or on behalf of the Company.

Section 3.19         Insurance. The Company maintains insurance policies in such amounts, with such deductibles and against such risks and losses as are reasonable for the assets of the Company and the conduct of its business. Schedule 3.19 sets forth a true, correct and complete list, as of the date of this Agreement, of all policies of insurance in effect, setting forth, in respect of each such policy, the policy name and provider. The Company has not received any written notice from any insurer under any such insurance policies, canceling or materially adversely amending any such policy or denying coverage thereunder. All such policies are in full force and effect, and all premiums on such insurance policies due and payable as of the date hereof have been paid. Such policies are valid, outstanding and enforceable and will remain in effect after the Closing and the applicable limits under such policies have not been exhausted. In the twelve (12) months prior to the date of this Agreement, no event specific to the Company has occurred which would reasonably be expected to result in a material retroactive upward adjustment in premiums under any such insurance policies or which would reasonably be expected to result in a material prospective upward adjustment in such premiums.

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Section 3.20         Accounts Receivable; Accounts Payable. The accounts receivable reflected on the Financial Statements and accounts receivable arising after the date of the Interim Balance Sheet and reflected on the books and records of the Company (except to the extent of the allowance for doubtful accounts reflected on the Financial Statements) represent bona fide and valid accounts receivable arising from sales actually made or services actually performed. The accounts receivable reflected on the Financial Statements are stated thereon in accordance with GAAP, consistently applied, including allowances for doubtful accounts. All accounts payable reflected on the Financial Statements have arisen in the ordinary course of business.

Section 3.21         Affiliate Contracts. Except as set forth on Section 3.21 of the Company Disclosure Letter, there are no Contracts between or among the Company, on the one hand, and any Company Stockholder or any Affiliate thereof or member of the Company Board, on the other hand.

Section 3.22         Full Disclosure. No representation or warranty of the Company contained in this Agreement, in any of the Transaction Documents and no written statement made by or on behalf of the Company to Parent or any of its Affiliates pursuant to this Agreement or any of the Transaction Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth (i) in the disclosure letter supplied by Parent and Merger Sub to the Company dated as of the date hereof (the “Parent Disclosure Letter”), or (ii) in all reports, schedules, forms, statements or other documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2011 (collectively, the “Parent SEC Documents”), in each case, it being understood that the disclosure of any matter, information, item or other disclosure in any Section of the Parent Disclosure Letter or in any of the Parent SEC Documents shall be deemed to be disclosure with respect to any representation or warranty made in this Article IV, whether or not an explicit cross-reference appears, to the extent that it is reasonably apparent from the face of such disclosure that such matter, information, item or other disclosure is relevant to such other representation or warranty made in this Article IV, Parent and Merger Sub as of the date of this Agreement (unless such representation or warranty is specifically made as of a date prior to the date of this Agreement, in which case as of such date) hereby represent and warrant to the Company as follows:

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Section 4.1           Organization and Qualification. Each of Parent and Merger Sub (a) is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and (c) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the operation, ownership or leasing of its assets or properties makes such qualification or license necessary; except, in the case of clauses (b) and (c) of this sentence, where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not have a Parent Material Adverse Effect. The Articles of Incorporation and Bylaws of Parent and the Certificate of Incorporation and Bylaws of Merger Sub, copies of which have previously been made available to the Company (in the case of Parent, via the SEC’s EDGAR system), are correct and complete copies of Parent’s and Merger Sub’s respective organizational documents as in effect as of the date hereof.

Section 4.2           Authorization of Agreement.

(a)          Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and, subject to the adoption of this Agreement following its execution by Parent in its capacity as Merger Sub’s sole stockholder and guarantor of Merger Sub’s obligations under this Agreement, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions.

(b)          This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

(c)          (i) The Board of Directors of Merger Sub has unanimously (A) determined that it is advisable and in the best interests of Merger Sub for Merger Sub to merge with and into the Company upon the terms and subject to the conditions set forth herein, and (B) approved this Agreement and the Transactions and (ii) the Board of Directors of Parent has unanimously (A) determined that it is advisable and in the best interests of Parent for Merger Sub to merge with and into the Company upon the terms and subject to the conditions set forth herein, and (B) approved this Agreement and the Transactions.

Section 4.3           Subsidiaries of Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions and has engaged in no business other than in connection with the Transactions. Each of Alliqua Biomedical, Inc., a Delaware corporation, AquaMed Technologies, Inc., a Delaware corporation, and HepaLife Biosystems, Inc., a Nevada corporation, is a wholly-owned Subsidiary of Parent.

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Section 4.4           No Conflict; Required Filings and Consents.

(a)          Assuming the accuracy of the representations and warranties contained in Section 3.5 and assuming that the Parent Approvals have been obtained and the filings and notifications described in Section 4.4(b) have been made, the execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation of the Transactions and the performance by each of Parent and Merger Sub of its respective obligations under this Agreement do not and shall not (i) violate the Articles of Incorporation and Bylaws of Parent and the Certificate of Incorporation and Bylaws of Merger Sub, (ii) result in a breach of any Law applicable to Parent and Merger Sub or any of their respective assets or properties, or (iii) result in a breach of, cause the termination of, give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, constitute) a default under any material Contract to which it is a party; except in the case of clauses (i) through (iii) of this sentence, where such violation, breach, termination or default would not reasonably be expected to materially and adversely affect the ability of Parent and its Subsidiaries to carry on their business as it is now being conducted or the ability of the parties hereto to consummate the Transactions.

(b)          Assuming the accuracy of the representations and warranties contained in Section 3.5, the execution and delivery of this Agreement by each of Parent and Merger Sub, the consummation of the Transactions and the performance by each of Parent and Merger Sub of its respective obligations under this Agreement do not and shall not require Parent or Merger Sub to obtain any consent, license, permit, approval, waiver or authorization of, or make any registration, declaration or filing with, any Governmental Authority or any other Person, except for (i) the filing of the Certificate of Merger with the Secretary of State for the State of Delaware; (ii) the consents and filings listed in Section 4.4 of the Parent Disclosure Letter, all of which have been obtained or made; (iii) under the Exchange Act; any applicable state securities, takeover or “blue sky” laws; and the rules and regulations of NASDAQ (the notifications, consents and filings described in clauses (i) through (iii) of this Section 4.4(b), collectively, the “Parent Approvals”); and (iv) such other consents, licenses, permits, approvals, waivers, authorizations, registrations, declarations or filings, the failure of which to obtain or make would not reasonably be expected to materially and adversely affect the ability of Parent and its Subsidiaries to carry on their business as it is now being conducted or the ability of the parties hereto to consummate the Transactions.

Section 4.5           Parent Permits; Compliance with Law. Each of Parent and its Subsidiaries is in possession of all Permits necessary for Parent and its Subsidiaries to own, operate, use, or maintain its assets, and to carry on its business as it is now being conducted (collectively, the “Parent Permits”), except where the failure to possess such Parent Permits has not materially and adversely affected, and would not reasonably be expected to materially and adversely affect, the ability of Parent and its Subsidiaries to carry on their business as it is now being conducted or the ability of the parties hereto to consummate the Transactions. Each Parent Permit is valid and in full force and effect, except where the failure to have such Parent Permits be valid and in full force and effect has not materially and adversely affected, and would not reasonably be expected to materially and adversely affect, the ability of Parent and its Subsidiaries to carry on their business as it is now being conducted or the ability of the parties hereto to consummate the Transactions. Neither Parent nor any of its Subsidiaries is in violation of any Parent Permit, or to the knowledge of Parent, applicable Laws relating to Parent and its Subsidiaries or their respective assets or properties, including Health Care Laws, except where the violation of such Parent Permit or applicable Laws has not materially and adversely affected, and would not reasonably be expected to materially and adversely affect, the ability of Parent and its Subsidiaries to carry on their business as it is now being conducted or the ability of the parties hereto to consummate the Transactions. Each Parent Permit will be in full force and effect immediately following the Closing Date and will not expire, terminate or be restricted as a result of the Transactions, except where the failure to have such Parent Permits be valid and in full force and effect immediately following the Closing Date or to be unrestricted as a result of the Transactions has not materially and adversely affected, and would not reasonably be expected to materially and adversely affect, the ability of Parent and its Subsidiaries to carry on their business as it is now being conducted or the ability of the parties hereto to consummate the Transactions.

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Section 4.6           Parent Financial Statements.

(a)          Parent has made available to the Company correct and complete copies of (i) the consolidated financial statements (including, in each case, any notes and Form 10-K schedules thereto) of Parent and its Subsidiaries contained in the Parent SEC Documents (collectively, the “Parent Financial Statements”) as of December 31, 2013.

(b)          The Parent Financial Statements (i) have been prepared in conformity with GAAP applied consistently through the periods covered thereby without material modifications of the accounting principles used therein (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and (ii) fairly present in all material respects the financial condition of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of the operations of Parent and its Subsidiaries for the respective fiscal periods covered thereby, in each case in accordance with GAAP, except (A) as indicated in any notes or other supplementary information thereto, and (B) that the unaudited financial statements of Parent do not contain footnotes and are subject to normal year-end audit adjustments.

Section 4.7           No Parent Material Adverse Effect; Absence of Certain Developments. Since the date of the Parent Financial Statements, (a) there has not been a Parent Material Adverse Effect, and (b) Parent and its Subsidiaries (including Merger Sub) have not taken any of the following actions:

(i)          (A) amended or restated Parent’s Articles of Incorporation or Bylaws (whether by merger, consolidation or otherwise), or (B) amended the charter or organizational documents of any Subsidiary of Parent (including Merger Sub); or

(ii)         declared or paid any dividend or other distribution with respect to any of its capital stock (including, for the avoidance of doubt, Parent Shares), except in the ordinary course of business or as permitted by Section 4.7(b)(i).

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Section 4.8           Actions. There are no Actions pending or to the knowledge of Parent, threatened against or relating to Parent, Merger Sub or any other Subsidiary of Parent or any of their respective assets or properties or any present or former officer or director of Parent, Merger Sub or any other Subsidiary of Parent (in his or her capacity as such), except for any such Actions that would not have a Parent Material Adverse Effect.

Section 4.9           Orders. Neither Parent, any of its Subsidiaries (including Merger Sub) nor any of their respective assets or properties is subject to any material Order.

Section 4.10         FIRPTA. Parent is not a United States real property holding corporation within the meaning of Code Section 897(c)(2).

Section 4.11         Parent SEC Filings.

(a)          Parent has filed all Parent SEC Documents since January 1, 2011. Each Parent SEC Document (i) as of its date, complied as to form with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, as in effect on the date so filed and (ii) did not, at the time it was filed (or, if subsequently amended or supplemented, at the time of such amendment or supplement), contain any untrue statement of a fact or omit to state a fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Subsidiary of Parent is separately subject to the reporting requirements of the Exchange Act.

(b)          Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraph (e) and (f) of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Such controls and procedures are designed to ensure that all information concerning Parent and its Subsidiaries that is required to be disclosed in the Parent SEC Documents and other public disclosures is made known on a timely basis to the individuals responsible for the preparation of Parent’s SEC filings and other public disclosure documents. Since January 1, 2011, Parent has been in compliance with the applicable provisions of the Sarbanes-Oxley Act, and Parent has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act) with respect to any Parent SEC Document. Since January 28, 2014, Parent has been in compliance with the applicable listing and corporate governance rules and regulations of NASDAQ.

Section 4.12         No Vote of Parent Shareholders. Except for (a) the adoption of the agreement of merger contained in this Agreement by Parent as the sole stockholder and guarantor of Merger Sub’s obligations under this Agreement, or (b) as may be sought by Parent at its sole option and discretion pursuant to Section 2.16, no vote of the shareholders of Parent or any of its Affiliates or the holders of any other securities of Parent or any of its Affiliates (equity or otherwise) is required by any applicable Law, the Articles of Incorporation or Bylaws of Parent or any of its Affiliates or the applicable rules of the NASDAQ in order for Parent or any of its Affiliates to consummate the Transactions.

Section 4.13         Brokers. No broker, finder, financial advisor or investment banker is or shall be entitled to any brokerage, finder’s, or other fee or commission in connection with the Transactions as a result of any Contract entered into by or on behalf of Parent, Merger Sub or any of their respective Affiliates.

Section 4.14         Disclaimer. The representations and warranties made by Parent and Merger Sub in this Article IV (as modified by the Parent Disclosure Letter) are in lieu of and are exclusive of all other representations and warranties, including any statutory or implied representations or warranties. Each of Parent and Merger Sub hereby disclaims any such other express or implied representations or warranties, whether at law or in equity, including as to the accuracy or completeness of, or reasonableness of any assumptions underlying any estimates, projections and forecasts set forth in, any information, documents or materials regarding Parent or Merger Sub (including any pro forma financial information, supplemental data or financial projections or other forward-looking statements) furnished or made available to the Company and its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions.

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Article V

ADDITIONAL AGREEMENTS

Section 5.1           Public Announcements. None of the Company, Parent or Stockholder Representative shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Transactions without the prior consent of the other parties, which shall not be unreasonably withheld or delayed; provided, however, that nothing herein shall prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required by applicable Law, applicable regulation or stock market rule, in which case the party making such determination shall, if practicable in the circumstances, use commercially reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance. To the extent feasible, all press releases or other announcements or notices regarding this Agreement or the Transactions shall be made jointly by the Stockholder Representative and Parent.

Section 5.2           Company Stockholder Approvals. Promptly following its delivery of the Company Stockholder Approvals to Parent and the Effective Time, the Stockholder Representative shall deliver to the Company Stockholders that did not participate in the Company Stockholder Approvals the notice(s) required pursuant to Section 228 and 262(d)(2) of the DGCL and the Company Organizational Documents. Any such notice will comply with the requirements of applicable Law.

Section 5.3           Payoff Letters; Release of Liens; Acquisition Expenses.

(a)          The Company shall deliver or cause to be delivered to Parent a payoff letter executed by each lender or creditor of Closing Date Indebtedness (or, if applicable, the administrative or other agent in respect of any applicable credit facility), effective as of the Effective Time, which shall provide for, among other things, the release, discharge, removal and termination of all Liens on the assets of the Company arising under any applicable credit facility and related agreements upon payment of the amounts set forth therein.

Section 5.4           Company Estimated Balance Sheet; Preservation of Books and Records.

(a)          The Company shall have, as of Closing, delivered to Parent the Company Estimated Balance Sheet.

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(b)          Parent shall, at its own expense, preserve and keep, and cause the Surviving Corporation and its Subsidiaries to preserve and keep, books and records held by the Company relating to the Company Stockholders that are required to be retained under current written retention policies for a period of five (5) years from the Closing Date, during which time Parent shall make such books and records available to the Stockholder Representative as the Stockholder Representative may reasonably require in order to facilitate the resolution of any claims made against or incurred by any Company Stockholders relating to the business of the Company conducted prior to Closing. Parent may destroy such books and records after such time, but only after Parent gives thirty (30) days prior written notice to the Stockholder Representative and details the contents of such books and records to be destroyed. The Stockholder Representative (on behalf of the Company Stockholders) shall have the option to take possession of such books and records at its own expense within thirty (30) days of the date of such notice by Parent.

Section 5.5           Further Assurances. Subject to the terms and conditions of this Agreement, each party to this Agreement agrees to execute such documents and use commercially reasonable efforts to take or cause to be taken all action and to perform or cause to be performed all things and acts reasonably necessary, proper or advisable to carry out the provisions of this Agreement and to consummate the Transactions, including contesting any Action relating to the Transactions. No document executed pursuant to this Section 5.5 shall be deemed to expand or limit the rights and obligations of the parties hereto beyond those provided in this Agreement or provide for any additional rights or obligations of the parties hereto that are not provided for in this Agreement. In the event of any conflict between the terms of any such documents and this Agreement, the terms of this Agreement shall control.

Section 5.6           Confidentiality. Each Company Stockholder shall hold, and shall use all commercially reasonable efforts to cause its Affiliates and representatives to hold, in strict confidence, all non-public documents and non-public information concerning the Company, or concerning Parent and its Affiliates that was notified to the Company or any Company Stockholder under the terms of this Agreement; provided, that nothing in this Section 5.6 shall limit the disclosure of any documents or information to the extent required by applicable Law; provided, further, that the disclosing Person agrees to give Parent prior notice of such disclosure unless prohibited by applicable Law.

Section 5.7           Future Cooperation. The Stockholder Representative shall, and the Stockholder Representative shall direct the Company Stockholders, including any officers and the directors of the Company, to cooperate with Parent and the Surviving Corporation with respect to any filings or disclosures with the SEC related to the Transactions, including the filing of audited financial statements of the Company with the SEC.

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Article VI

Closing Agreements

Section 6.1           Company Closing Agreements and Deliverables. The Company agrees that at or prior to the Closing:

(a)          The Company shall have caused each of the employees, officers and directors of the Company listed on Schedule 6.2(d) to submit a letter of resignation and release effective on or before the Closing Date.

(b)          The Company shall have terminated the Company Plans. The Company and Parent shall have cooperated in good faith prior to the Closing with respect to the preparation and execution of all documentation necessary to effect the foregoing termination, and the Company shall have provided Parent a reasonable opportunity to review and comment on all such documentation.

(c)          The Company shall have terminated the Preferred Stock Agreements. The Company and Parent shall have cooperated in good faith prior to the Closing with respect to the preparation and execution of all documentation necessary to effect the foregoing termination, and the Company shall have provided Parent a reasonable opportunity to review and comment on all such documentation.

(d)          The Company shall have obtained the Company Stockholder Approvals and delivered evidence thereof to Parent.

(e)          The Company shall deliver to Parent and Merger Sub the following documents:

(i)          an employment agreement with Milan Robbins, in substantially the form attached hereto as Exhibit E (the “Milan Employment Agreement”);

(ii)         an employment agreement with Nick Bonacorse, in substantially the form attached hereto as Exhibit F (together with the Milan Employment Agreement, the “Employment Agreements”);

(iii)        a transition services agreement, in substantially the form attached hereto as Exhibit G (the “Transition Services Agreement”), with E. James Hutchens and Stephen Sandler to provide certain transition services for a period of six (6) months following the Closing Date;

(iv)        noncompetition agreements, in substantially the form attached hereto as Exhibit H (the “Noncompetition Agreements”), with E. James Hutchens and Stephen Sandler;

(v)         a certificate or certificates in compliance with Treasury Regulations Section 1.1445-2 and reasonably satisfactory to Parent, certifying that the Transactions are exempt from withholding under Section 1445 of the Code;

(vi)        executed copies of accredited investor certificates, in the form attached as Exhibit I hereto, from the Company Preferred Stockholders; and

(vii)       a current Certificate of Good Standing (or similar instrument) for the Company issued by the Secretary of State of the State of Delaware.

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Section 6.2           Parent Closing Agreements and Deliverables. Parent agrees that at or prior to the Closing:

(a)          Parent shall deliver to the Company the following documents:

(i)          the Employment Agreements;

(ii)         the Transition Services Agreement;

(iii)        the Noncompetition Agreements; and

(iv)        a current Certificate of Good Standing (or similar instrument) for Parent issued by the Secretary of State of the State of Florida.

Article VII

indemnification

Section 7.1           Survival. All representations and warranties of the Company and Parent set forth in this Agreement shall survive the Closing solely for purposes of this Article VII and shall terminate on the date that is six (6) months following the Closing Date; provided that the indemnification obligations pursuant to this Article VII shall not terminate with respect to any Pending Claim until such Pending Claim is finally resolved.

Section 7.2           Indemnification by Company Stockholders. The Company Stockholders will, severally and not jointly in proportion to the percentage of the Closing Share Payment allocated to each Company Stockholder on the Allocation Schedule, indemnify, hold harmless, defend and bear all costs of defending each of the Parent, the Surviving Corporation, the Company and the other Affiliates of Parent, together with their respective past, present and future employees, directors, shareholders, members, officers, managers, plan fiduciaries, attorneys, successors and assigns (the “Parent Indemnified Parties”), against, and in respect of, any and all Damages which may arise out of (i) any breach of the Company’s representations and warranties set forth in this Agreement, (ii) any other breach or violation of this Agreement by the Company or the Stockholder Representative, (iii) any proceeding with respect to Dissenting Shares or any payment to Company Stockholders holding Dissenting Shares in excess of the Merger Consideration paid to similar holders of equity which were not Dissenting Shares, (iv) any Taxes of the Company attributable to the Pre-Closing Tax Period to the extent such Taxes are Unpaid Liabilities, and (v) the good faith reliance by any of the Parent Indemnified Parties (A) on the directions of the Stockholder Representative pursuant to Section 10.11 hereof or (B) on the Allocation Schedule.

Section 7.3           Indemnification by Parent. Parent will indemnify, hold harmless, defend and bear all costs of defending each of the Company Stockholders, together, as applicable, with their respective past, present and future employees, directors, stockholders, members, officers, managers, attorneys, heirs, successors and assigns (the “Stockholder Indemnified Parties”), against, and in respect of, any and all Damages which may arise out of (i) any breach of Parent’s representations and warranties set forth in this Agreement, and (ii) any other breach or violation of this Agreement by Parent.

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Section 7.4           Notice of Claim.

(a)          Upon obtaining knowledge of facts giving rise to a claim for indemnity, the party seeking indemnification (the “Indemnified Party”) shall promptly notify the party against whom indemnification is sought under this Agreement (the “Indemnifying Party”) in writing of the facts giving rise to such claim. Such notice shall contain a brief description of the nature and estimated amount of any claim for indemnification.

(b)          Upon receipt by an Indemnifying Party of notice of a claim in accordance with this Section 7.4 (each, a “Pending Claim”), the Indemnifying Party may object to such Pending Claim by providing written notice of such objection to the Indemnified Party within ten (10) Business Days after receipt of notice of such Pending Claim. The Indemnified Party and Indemnifying Party shall attempt in good faith for twenty (20) Business Days (or such longer period as the parties may agree to in writing) to agree upon the rights and obligations of the respective parties with respect to each of such Pending Claims. If no agreement can be reached after good faith negotiation between the parties, either the Indemnified Party or the Indemnifying Party may bring an Action against the other in accordance with Section 10.9.

(c)          With respect to any claim or demand set forth in a notice of claim relating to a third party claim, the Indemnifying Party may defend (in good faith and at its expense) any such claim or demand, and the Indemnified Party (at its expense) shall have the right to participate in the defense of any such claim. So long as the Indemnifying Party is defending such claim in good faith, the Indemnified Party shall not settle or compromise such third party claim. If the Indemnifying Party does not elect to defend any such claim, the Indemnified Party shall have no obligation to do so.

Section 7.5           Limitations on Liability.

(a)          The maximum amount of liability of the Company Stockholders pursuant to this Article VII shall be limited to the Holdback Amount.

(b)          The maximum amount of liability of the Parent pursuant to this Article VII shall be limited to $500,000.

(c)          Except for the right to seek specific performance of any of the agreements contained herein, the provisions of this Article VII shall be the sole and exclusive remedy available to a party for a breach of this Agreement and, except for claims of fraud, each party acknowledges and agrees that such party’s sole and exclusive remedy with respect to any and all rights, claims and causes of action it may have against any Indemnifying Party for any Damages or otherwise relating to the operation of the Company or its respective business, or resulting from or relating to the subject matter of this Agreement (including the Disclosure Schedules) and the Transactions, whether arising under or based upon any Law or otherwise (including any right, whether arising at Law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law), shall be pursuant to the indemnification provisions set forth in this Article VII; provided, however, the foregoing shall not apply to the Company’s respective rights against each of the parties thereto under the Noncompetition Agreements, Employment Agreements and Transition Services Agreement or the Company’s offset rights against the Earnout Payments pursuant to Section 2.16.

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(d)          Notwithstanding anything to the contrary contained in this Agreement or provided for under any applicable law, no party hereto shall be liable to any other person, either in contract or in tort, for any punitive damages.

Section 7.6           Purchase Price Adjustment

(a)          . Any indemnity payment made pursuant to this Article VII shall be treated as an adjustment to the purchase price for federal, state, local and foreign income tax purposes.

Article VIII

TAX MATTERS

Section 8.1           Tax Returns.

(a)          With respect to Tax Returns that are required to be filed by or with respect to the Company for the Pre-Closing Tax Period, Parent shall file or cause to be filed such Tax Returns when due (taking into account any applicable extensions). Such Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law. Parent shall deliver any such Tax Return to the Stockholder Representative for its review at least thirty (30) days prior to the date on which such Tax Return is required to be filed. If the Stockholder Representative disputes any item on such Tax Return relating to Taxes, then it shall notify Parent of such disputed item (or items) and the basis for its objection. Parent and the Stockholder Representative shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed; provided, however, that Parent and the Stockholder Representative shall undertake in good faith to resolve any issues raised in any objection prior to the due date (including any extension thereof) for filing such Tax Returns and mutually to consent to the filing of such Tax Returns and to agree on the determination of income allocable to the Pre-Closing Tax Period, in which case the information and total amount of Taxes shown to be due on such agreed Tax Returns and such agreed allocation shall be final and binding on the parties hereto absent manifest error. In the event Parent and the Stockholder Representative are unable to resolve any dispute concerning such Tax Returns and the allocation by the earlier of (1) seven (7) calendar days after the date of Parent's receipt of written notice from the Stockholder Representative setting forth Stockholder Representative's proposed resolution of such dispute, or (2) seven (7) calendar days prior to the due date for filing of such Tax Returns in question (including any extension thereof), Parent and the Stockholder Representative shall submit all such disputes to the an independent accountant for resolution and the costs of such independent accountant shall be borne equally by Parent and the Stockholder Representative. In any case where a disputed item has not been resolved (either by mutual agreement of the parties hereto or by a determination of the independent accountant) prior to the due date (including any extension thereof) for filing such Tax Returns, then Parent may resolve such item as it shall determine in its sole discretion and cause such Tax Returns to be filed on the due date (including any extension thereof) for filing such Tax Returns without the parties’ mutual agreement or consent of the Stockholder Representative. Notwithstanding the filing of such Tax Returns, (i) the independent accountant shall make a determination with respect to any such disputed item, and (ii) the amount of Taxes determined to be due with respect to such Tax Returns and determined to be properly allocated to the Pre-Closing Tax Period, shall be the amount of Taxes that would have been due on such Tax Returns and the amount of Taxes that would be properly allocated to the Pre-Closing Tax Period, respectively, after giving effect to the independent accountant's determination.

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(b)          The parties hereto shall treat the taxable year of the Company as ending on the Closing Date where required or allowable by applicable Law and, except as provided under the “next day rule” of Treasury Regulation Section 1.1502-76, shall allocate income to the period ending on the Closing Date based on a closing of the books as of the Closing Date. The parties hereto further agree that no ratable allocation election under Treasury Regulation Section 1.1502-76(b)(2)(ii) or any other similar Law shall be made with respect to the Transactions on any Tax Return described in Section 8.1(a). In accordance with Treasury Regulation Section 1.1502-76 and any analogous Law, any Tax related to any extraordinary transaction that occurs on the Closing Date after the Closing shall be allocated to the taxable period beginning after the Closing Date; provided, that, in preparing any Tax Return described in Section 8.1(a), to the extent permitted by applicable Tax Law, the parties shall treat, and cause their respective Affiliates to treat, any and all U.S. federal and state income tax deductions attributable to the Acquisition Expenses as allocable to the portion of the Closing Date that is before the Closing and not as accruing on the day after the Closing pursuant to the “next day” rule of Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) or any analogous Law. The amount of other non-income Taxes of the Company for a Straddle Period which relate to a Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable year or period multiplied by a fraction, the numerator of which is the number of days in the taxable year or period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period.

Section 8.2           Termination of Tax Allocation Agreements. Any and all Tax allocation or sharing agreements or other agreements or arrangements relating to Tax matters (“Tax Sharing Agreements”) to which the Company is a party shall be terminated as of the Closing Date and, from and after the Closing Date, neither the Surviving Corporation nor any of its Subsidiaries shall have any liability thereunder other than any Tax Sharing Agreements solely among the Surviving Corporation and any of its Subsidiaries.

Section 8.3           Assistance and Cooperation.

(a)          The Stockholder Representative and Parent agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Surviving Corporation and any of its Subsidiaries as is reasonably requested for the filing of any Tax Returns.

(b)          Each of Parent and the Surviving Corporation shall (i) use reasonable best efforts to properly retain and maintain the Tax and accounting records of the Company that relate to Pre-Closing Tax Periods for the applicable statute of limitations for the Taxes in question and shall hereafter provide the Stockholder Representative with written notice prior to any destruction, abandonment or disposition of all or any portions of such records, (ii) transfer such records to the Stockholder Representative upon its written request prior to any such destruction, abandonment or disposition and (iii) allow the Stockholder Representative and its Affiliates and their respective agents and representatives, at times and dates reasonably and mutually acceptable to the parties, to from time to time inspect and review such records to the extent relating to the Company, the Surviving Corporation or any of its Subsidiaries as the Stockholder Representative may deem necessary or appropriate; provided, however, that in all cases, such activities are to be conducted by the Stockholder Representative during normal business hours and at the Stockholder Representative’s sole expense; provided, further, for the avoidance of doubt, that Parent shall not be required to provide access to any consolidated, combined, affiliated, unitary or other Tax Return of Parent or any Subsidiary of Parent, or any Tax or accounting records related thereto. Any information obtained under this Section 8.3(b) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Tax proceeding.

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Section 8.4           Refunds. The Surviving Corporation shall be entitled to any refunds (including any interest received thereon) in respect of any Tax liability of the Company, the Surviving Corporation or any of its Subsidiaries.

Section 8.5           Conveyance Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, on the one hand, and the Company Stockholders, on the other hand, shall each be responsible for and shall pay 50% of any sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer, or similar Taxes incurred as a result of the Merger.

Section 8.6           Post-Closing Actions. At the Stockholder Representative’s written request, Parent will cause the Company to make or join with the Stockholder Representative in making any Tax election(s) if the making of such election does not have an adverse impact on Parent or the Company for any post-acquisition Tax period. After the Closing Date, without the prior written consent of the Stockholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed, neither Parent nor any of its Affiliates shall (nor shall they cause or permit the Company to) amend, revoke, modify or otherwise change any Tax Return or Tax election relating in whole or in substantial part to the Company with respect to any Tax period ending on or prior to the Closing Date, unless otherwise required by applicable law or any Governmental Authority.

Section 8.7           Tax Contests. Notwithstanding anything to the contrary set forth in this Agreement, Parent shall control all legal proceedings taken in connection with any Tax claim (including selection of counsel and accountants) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings, audits and conferences with any Governmental Authority with respect thereto and may, in its sole discretion, either pay the Tax claimed and sue for a refund where law permits such refund suits or contest the Tax claim in any permissible manner or settle or pay the Tax claim; provided, however, that Parent shall afford Stockholder Representative the opportunity to participate, as may reasonably be requested by Stockholder Representative, with Parent in contesting any Tax claim solely to the extent such Tax claim would give rise to a reduction in the Earnout Payment as contemplated by Section 2.15(a)(iii); and provided, further, that Parent shall not settle or otherwise compromise any Tax claim that would give rise to a reduction in the Earnout Payment as contemplated by Section 2.15(a)(iii) without Stockholder Representative’s prior written consent (which consent shall not be unreasonably withheld) unless Parent agrees to waive its right to reduce Earnout Payment as contemplated by Section 2.15(a)(iii) or otherwise seek indemnification for breach of a tax representation with respect to such Tax claim.

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Article IX

FEES, AMENDMENT AND WAIVER

Section 9.1           Fees, Costs and Expenses. All fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Transactions are consummated.

Section 9.2           Amendment. This Agreement may not be amended except by an instrument in writing signed by Parent, Merger Sub, the Company, and the Stockholder Representative.

Section 9.3           Waiver. By action taken or authorized by such party’s board of directors, or other similar governing body or Person, (a) Parent may (i) extend the time for the performance of any of the obligations or other acts of the Stockholder Representative, Company Stockholders, or the Company (solely with respect to the Company, for periods prior to the Effective Time), or (ii) waive compliance with any of the covenants or agreements of the Stockholder Representative, Company Stockholders, or the Company, (b) the Stockholder Representative may (i) extend the time for the performance of any of the obligations or other acts of Parent or the Surviving Corporation (for periods after the Effective Time), or (ii) waive compliance with any of the covenants or agreements of Parent and the Surviving Corporation, and (c) the Company, prior to the Effective Time, may (i) extend the time for the performance of any of the obligations or other acts of Parent (for periods prior to the Effective Time), or (ii) waive compliance with any of the covenants or agreements of Parent (for periods prior to the Effective Time). Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Article X

GENERAL PROVISIONS

Section 10.1         Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given (i) upon receipt, if delivered personally, (ii) five (5) days after being mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address), or (iii) immediately when sent by facsimile or email (so long as confirmation of transmission is electronically or mechanically generated and kept on file by the sending party) to the facsimile number or email address specified below (or at such other facsimile number or email address for a party as shall be specified by like changes of facsimile numbers or email addresses):

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If to Parent or Merger Sub, to:

Alliqua, Inc.

2150 Cabot Boulevard West

Langhorne, Pennsylvania 19047

Facsimile: (215) 702-8535

Email: bposner@alliqua.com

Attention: Brian Posner

with copies (which shall not constitute notice) to:

Haynes and Boone, LLP

30 Rockefeller Plaza, 26th Floor

New York, New York 10112

Facsimile: (212) 884-8234

Email: rick.werner@haynesboone.com

Attention: Rick A. Werner, Esq.

If to the Company, to:

Choice Therapeutics, Inc.

c/o E. James Hutchens, as Stockholder Representative

133 Hampshire Road

Wellesley, MA 02481

Facsimile: 781-235-7479

Email: hutchens.j48@gmail.com

with copies (which shall not constitute notice) to:

Brown Rudnick LLP

One Financial Center

Boston, Massachusetts 02111

Facsimile: (617) 289-0417

Email: gpenman@brownrudnick.com

Attention: Gordon R. Penman, Esq.

If to the Stockholder Representative, to:

E. James Hutchens

133 Hampshire Road

Wellesley, MA 02481

Facsimile: 781-235-7479

Email: hutchens.j48@gmail.com

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with a copy (which shall not constitute notice) to:

Brown Rudnick LLP

One Financial Center

Boston, Massachusetts 02111

Facsimile: (617) 289-0417

Email: gpenman@brownrudnick.com

Attention: Gordon R. Penman, Esq.

Section 10.2         Headings; Table of Contents. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.3         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 10.4         Entire Agreement. This Agreement (together with the Exhibits hereto and the Company Disclosure Letter and the Parent Disclosure Letter), the other Transaction Documents and the confidentiality provisions of the Term Sheet, as modified by the terms of this Agreement, constitute the entire agreement of the parties, and supersede all prior agreements and undertakings, both written and oral, among the parties or between any of them, with respect to the subject matter hereof.

Section 10.5         Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

Section 10.6         Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.7         Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Transactions, will cause irreparable injury to the other parties for which Damages, even if available, will not be an adequate remedy. Accordingly, the parties shall be entitled, without posting a bond or similar indemnity, to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court as specified in Section 10.10, in addition to any other right or remedy to which they are entitled at law or in equity.

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Section 10.8         Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. Except as otherwise explicitly provided for elsewhere herein, all rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

Section 10.9         Governing Law; Waiver of Jury Trial.

(a)          THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT SUCH PARTY MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

(b)          ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH CLAIM SHALL BE EFFECTIVE AGAINST ANY PARTY IF GIVEN PERSONALLY OR BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OF MAIL THAT REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED TO SUCH PARTY AS HEREIN PROVIDED. NOTHING HEREIN CONTAINED SHALL BE DEEMED TO AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER PARTY IN ANY OTHER JURISDICTION.

(c)          EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE WAIVER IN SECTION 10.9(a), (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) SUCH PARTY MAKES SUCH WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, AGREEMENTS AND CERTIFICATIONS IN SECTION 10.9(a) AND THIS SECTION 10.9(c).

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Section 10.10         Consent to Jurisdiction. EACH PARTY HERETO AGREES AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK, NEW YORK, AND ANY APPROPRIATE APPELLATE COURTS THEREFROM, WITH RESPECT TO ALL MATTERS RELATING TO THIS AGREEMENT AND TO THE TRANSACTIONS, WAIVES ALL OBJECTIONS BASED ON IMPROPER VENUE AND FORUM NON CONVENIENS, AND IRREVOCABLY CONSENTS TO THE PERSONAL JURISDICTION OF ALL SUCH COURTS.

Section 10.11         Stockholder Representative.

(a)          E. James Hutchens shall serve as the representative of each of the Company Stockholders, with full power and authority in each of their names and on behalf of each of them:

(i)          to act on behalf of each of the Company Stockholders in the absolute discretion of the Stockholder Representative with respect to all provisions of this Agreement and of any other agreement or document executed by any of the Company Stockholders in connection with the Transactions, including the power to act in connection with Article II hereof and any matter as to which each or any of the Company Stockholders have obligations or are indemnified under Article VII hereof, and with respect to any notices, instructions or directions hereunder; and

(ii)         in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable to effectuate the provisions of this Agreement.

(b)          Any action, request, decision or resolution to be made by the Company Stockholders under this Agreement shall only be made by and through the Stockholder Representative. The Stockholder Representative may be replaced by the Company Stockholders at any time on five (5) days written notice to Parent signed by holders of a majority-in-interest of the Company Stockholders (voting on an as converted to common stock basis). Any such action, request, decision or resolution made by the Stockholder Representative shall be deemed to be the action, request, decision or resolution of the Company Stockholders, individually and collectively.

(c)          This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made herein and is irrevocable and shall not be terminated by any act of the Company Stockholders or by operation of Law.

(d)          The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Company Stockholders shall jointly and severally indemnify and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of its duties hereunder.

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(e)          The Stockholder Representative shall have reasonable access to information about the Company for purposes of performing the Stockholder Representative’s duties and exercising the Stockholder Representative’s rights hereunder, provided that the Stockholder Representative and its members, managers, directors, officers, agents and employees shall treat confidentially and not disclose any nonpublic information from or about the Surviving Corporation or Parent.

(f)          Parent shall be entitled to rely upon any document or other paper delivered by the Stockholder Representative as (i) genuine and correct and (ii) having been duly signed or sent by the Stockholder Representative, and Parent shall not be liable to any of the Company Stockholders for any action taken or omitted to be taken by Parent in such reliance.

Section 10.12         Interpretation. The interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, clause, subclause, paragraph and Exhibit are references to the Articles, Sections, clauses, subclauses, paragraphs and Exhibits to this Agreement, the Company Disclosure Letter or the Parent Disclosure Letter (as applicable) unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Exhibits hereto, the Company Disclosure Letter and the Parent Disclosure Letter; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in the Transaction Documents shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h)  the parties have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement; (i) a reference to any Person includes such Person’s successors and permitted assigns; (j) any reference to “days” means calendar days unless Business Days are expressly specified; (k) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, then the period shall end on the next succeeding Business Day; (l) any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder and as such Law or rules and regulations promulgated thereunder may be amended, supplemented or otherwise modified; and (m) any reference to any Contract shall be deemed to refer to such Contract as the same may be amended, supplemented or otherwise modified prior to the date hereof, unless the context requires otherwise.

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Section 10.13         Counterparts

. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument. This Agreement shall become effective when Parent, Merger Sub, the Company and the Stockholder Representative shall have executed this Agreement. This Agreement may be delivered by facsimile or .pdf transmission.

[Signature pages follow.]

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IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

PARENT

ALLIQUA, INC.

By:
Name:
Title:

MERGER SUB

ALQA MERGER SUB INC.

By:
Name:
Title:

COMPANY

CHOICE THERAPEUTICS, INC.

By:
Name:
Title:

STOCKHOLDER REPRESENTATIVE

E. James Hutchens, solely in his capacity as the Stockholder Representative

[Signature Page to Agreement and Plan of Merger]

ANNEX I

Table of Earnout Payments

Revenue Range	Earnout Payment
$2,000,000 to $2,250,000	$250,000
$2,250,001 to $2,500,000	$500,000
$2,500,001 to $2,750,000	$750,000
$2,750,001 to $3,000,000	$1,000,000
$3,000,001 to $3,250,000	$1,250,000
$3,250,001 to $3,500,000	$1,500,000
$3,500,001 to $3,750,000	$1,750,000
$3,750,001 to $4,000,000	$2,000,000
$4,000,001 to $4,250,000	$2,250,000
$4,250,001 to $4,500,000	$2,500,000
$4,500,001 to $4,750,000	$2,750,000
$4,750,001 to $5,000,000	$3,000,000
$5,000,001 to $5,250,000	$3,250,000
$5,250,001 to $5,500,000	$3,500,000
$5,500,001 to $5,750,000	$3,750,000
$5,750,001 to $6,000,000	$4,000,000
$6,000,001 to $6,250,000	$4,250,000
$6,250,001 to $6,500,000	$4,500,000
$6,500,001 to $6,750,000	$4,750,000
$6,750,001 to $7,000,000	$5,000,000

[Annex I to Agreement and Plan of Merger]